Exhibit 2.1

DIGIMARC CORPORATION

DA SUB INC.

ATTRIBUTOR CORPORATION

STOCKHOLDERS’ REPRESENTATIVE

AGREEMENT AND PLAN OF MERGER

Dated as of December 3, 2012

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TABLE OF CONTENTS

(continued)

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

2.3	Form of Escrow Agreement

2.10	Form of Restricted Stock Grant Agreement

5.2.1	Parachute Payment Waiver Agreement

5.2.6	Form of Nonsolicitation Agreement

5.2.12	FIRPTA Certificate

5.2.19	Form of Release Agreement

Schedules

2.5	Carve Out Plan Spreadsheet

2.7	Closing Date Expense Statement

2.10	List of Restricted Stock Grants Recipients

2.11.1	Form of Letters of Transmittal

2.11.5	Merger Consideration Spreadsheet

3.1	Company Disclosure Schedule

5.2.3	Required Consents

5.2.6	Stockholders subject to Nonsolicitation Agreements

5.2.13	Agreements to be terminated

5.2.14	Agreements to be amended

6.1(h)	Specific Indemnities

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated December 3, 2012, is by and among Digimarc Corporation, an Oregon corporation (“Parent”); DA Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”); Attributor Corporation, a Delaware corporation (“Company”); and Fortis Advisors, LLC, a Delaware limited liability company (the “Stockholders’ Representative”), solely in the capacity as agent and attorney-in-fact for the Company Holders. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings indicated in ARTICLE 8.

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 Effective Time of the Company Merger. Subject to the provisions of this Agreement, at the Effective Time (as defined below), Sub will be merged with and into Company (the “Merger”). A certificate of merger (“Certificate of Merger”) will be duly prepared by the parties, executed by Company and Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL as soon as practicable on the Closing Date. The Merger will become effective upon the later of the acceptance for filing of the Certificate of Merger by the Secretary of State of the State of Delaware or at such later time as is provided in the Certificate of Merger (the “Effective Time” and the date of the Effective Time, the “Effective Date”).

1.2 Closing. The closing of the Merger (“Closing”) will take place at the offices of Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, Oregon 97209, unless another date or place is agreed to in writing by Parent and Company immediately after the execution of this Agreement (the date of Closing, the “Closing Date”).

1.3 Effects of the Merger. At the Effective Time: (i) the separate existence of Sub will cease, Sub will be merged with and into Company, and Company will continue as the surviving corporation and as a wholly owned Subsidiary of Parent (after the Merger, Company is sometimes referred to in this Agreement as “Surviving Corporation”); (ii) the certificate of incorporation of Surviving Corporation will be amended in its entirety to be the same as the certificate of incorporation of Sub as in effect immediately before the Effective Time, until later amended in accordance with the DGCL; (iii) the bylaws of Surviving Corporation will be amended and restated in their entirety to be the same as the bylaws of Sub as in effect immediately before the Effective Time, until later amended in accordance with the provisions thereof, Surviving Corporation’s certificate of incorporation, and the DGCL; (iv) the directors and officers of the Company shall resign and the directors and officers of Sub immediately before the Effective Time will be the directors and officers of Surviving Corporation, in each case until their respective successors have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with Surviving Corporation’s certificate of incorporation and bylaws; and (v) the Merger will, from and after the Effective Time, have all the effects provided by Section 259 of the DGCL and other applicable laws.

ARTICLE 2

MERGER CONSIDERATION; PAYMENT MECHANICS

2.1 Merger Consideration. The “Merger Consideration” shall mean the Closing Merger Consideration, the Contingent Merger Consideration and the Holder Escrow Amount. The “Closing Merger Consideration” is an amount in cash equal to $5,600,000 less the sum of (a) all Debt of the Company outstanding on the Closing Date, (b) the Company Transaction Expenses, (c) the Escrow Amount, (d) the Closing Carve Out Plan Amount and (e) the employer’s share of Taxes arising in connection with the payments under Section 2.5 of the Closing Carve Out Plan Amount. The “First Contingent Merger Consideration” is an amount in cash equal to $180,000 less the sum of (a) any payments to Indemnified Persons to satisfy indemnity claims pursuant to ARTICLE VI (b) the First Contingent Carve Out Plan Amount and (c) the employer’s share of Taxes arising in connection with the payments under Section 2.5 of the First Contingent Carve Out Plan Amount. The “Second Contingent Merger Consideration” is an amount in cash equal to $720,000 less the sum of (a) any payments to Indemnified Persons to satisfy indemnity claims pursuant to ARTICLE VI (b) the Second Contingent Carve Out Plan Amount and (c) the employer’s share of Taxes arising in connection with the payments under Section 2.5 of the Second Contingent Carve Out Plan Amount. The “Holder Escrow Amount” is an amount in cash equal to the Escrow Amount less the sum of (a) any payments from the Escrow Fund to Indemnified Persons to satisfy indemnity claims pursuant to ARTICLE 6, (b) the Escrow Carve Out Plan Amount, and (c) the employer’s share of Taxes arising in connection with the payments under Section 2.5 of the Escrow Carve Out Plan Amount. In no event shall the total amount payable by Parent at Closing under this Agreement, whether pursuant to Section 2.3, 2.4, 2.5, 2.6, 2.7, 2.11.1 or otherwise, exceed $5,600,000.

2.2 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, Parent, Company, or the holder of any Company Shares:

2.2.1 Capital Stock of Sub. Each share of Sub common stock, $0.001 par value per share issued and outstanding immediately prior to the Effective Time, will be converted into one validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation common stock, with the stock certificate of Sub evidencing ownership of such share of Surviving Corporation common stock.

2.2.2 Cancellation of Certain Company Shares. All Company Shares held by Company as treasury stock and all Company Shares owned directly or indirectly by Company will automatically be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such Company Shares.

2.2.3 Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled pursuant to Section 2.2.2 and Dissenting Shares, shall be automatically converted into the right to receive such portion of the Merger Consideration as is described in this Section 2.2.3 pursuant to the procedures set forth in Section 2.11.1.

(a) Common Stock. The Common Stock, $0.00001 par value (“Common Stock”), of the Company, shall not receive any portion of the Merger Consideration.

(b) Series A Stock. Each issued and outstanding share of Series A Preferred Stock, $0.00001 par value per share, of the Company (“Series A Stock”) shall convert to the right to receive (i) an initial amount of cash equal to the product of (x) the Closing Merger Consideration times (y) the Series A Allocation Percentage divided by the total number of outstanding shares of Series A Stock; (ii) subject to the satisfaction of the First Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the First Contingent Merger Consideration times (y) the Series A Allocation Percentage divided by the total number of outstanding shares of Series A Stock; (iii) subject to the satisfaction of the Second Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the Second Contingent Merger Consideration times (y) the Series A Allocation Percentage divided by the total number of outstanding shares of Series A Stock; and (iv) with respect to any portion of the Holder Escrow Amount released to Company Holders from the Escrow Fund, an amount of cash equal to the product of (x) the aggregate amounts of such release from the Escrow Fund times (y) the Series A Allocation Percentage divided by the total number of outstanding shares of Series A Stock.

(c) Series B Stock. Each issued and outstanding share of Series B Preferred Stock, $0.00001 par value per share, of the Company (“Series B Stock”) shall convert to the right to receive (i) an initial amount of cash equal to the product of (x) the Closing Merger Consideration times (y) the Series B Allocation Percentage divided by the total number of outstanding shares of Series B Stock; (ii) subject to the satisfaction of the First Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the First Contingent Merger Consideration times (y) the Series B Allocation Percentage divided by the total number of outstanding shares of Series B Stock; (iii) subject to the satisfaction of the Second Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the Second Contingent Merger Consideration times (y) the Series B Allocation Percentage divided by the total number of outstanding shares of Series B Stock; and (iv) with respect to any portion of the Holder Escrow Amount released to Company Holders from the Escrow Fund, an amount of cash equal to the product of (x) the aggregate amounts of such release from the Escrow Fund times (y) the Series B Allocation Percentage divided by the total number of outstanding shares of Series B Stock.

(d) Series C Stock. Each issued and outstanding share of Series C Preferred Stock, $0.00001 par value per share, of the Company (“Series C Stock”) shall convert to the right to receive (i) an initial amount of cash equal to the product of (x) the Closing Merger Consideration times (y) the Series C Allocation Percentage divided by the total number of outstanding shares of Series C Stock; (ii) subject to the satisfaction of the First Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the First Contingent Merger Consideration times (y) the Series C Allocation Percentage divided by the total number of outstanding shares of Series C Stock; (iii) subject to the satisfaction of the Second Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the Second Contingent Merger Consideration times (y) the Series C Allocation Percentage divided by the total number of outstanding shares of Series C Stock; and (iv) with respect to any portion of the Holder Escrow Amount released to Company Holders from the Escrow Fund, an amount of cash equal to the product of (x) the aggregate amounts of such release from the Escrow Fund times (y) the Series C Allocation Percentage divided by the total number of outstanding shares of Series C Stock.

(e) Series D Stock. Each issued and outstanding share of Series D Preferred Stock, $0.00001 par value per share, of the Company (“Series D Stock”) shall convert to the right to receive (i) an initial amount of cash equal to the product of (x) the Closing Merger Consideration times (y) the Series D Allocation Percentage divided by the total number of outstanding shares of Series D Stock; (ii) subject to the satisfaction of the First Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the First Contingent Merger Consideration times (y) the Series D Allocation Percentage divided by the total number of outstanding shares of Series D Stock; (iii) subject to the satisfaction of the Second Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the Second Contingent Merger Consideration times (y) the Series D Allocation Percentage divided by the total number of outstanding shares of Series D Stock; and (iv) with respect to any portion of the Holder Escrow Amount released to Company Holders from the Escrow Fund, an amount of cash equal to the product of (x) the aggregate amounts of such release from the Escrow Fund times (y) the Series D Allocation Percentage divided by the total number of outstanding shares of Series D Stock.

(f) Series A-1 Stock. Each issued and outstanding share of Series A-1 Preferred Stock, $0.00001 par value per share, of the Company (“Series A-1 Stock”) shall convert to the right to receive (i) an initial amount of cash equal to the product of (x) the Closing Merger Consideration times (y) the Series A-1 Allocation Percentage divided by the total number of outstanding shares of Series A-1 Stock; (ii) subject to the satisfaction of the First Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the First Contingent Merger Consideration times (y) the Series A-1 Allocation Percentage divided by the total number of outstanding shares of Series A-1 Stock; (iii) subject to the satisfaction of the Second Contingent Merger Consideration Condition, an amount of cash equal to the product of (x) the Second Contingent Merger Consideration times (y) the Series A-1 Allocation Percentage divided by the total number of outstanding shares of Series A-1 Stock; and (iv) with respect to any portion of the Holder Escrow Amount released to Company Holders from the Escrow Fund, an amount of cash equal to the product of (x) the aggregate amounts of such release from the Escrow Fund times (y) the Series A-1 Allocation Percentage divided by the total number of outstanding shares of Series A-1 Stock.

2.3 Escrow. On the business day after the Closing Date, Parent shall deposit an aggregate amount of cash equal to $150,000 (the “Escrow Amount”) with U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”), in an escrow fund (the “Escrow Fund”) in accordance with the Escrow Agreement substantially in the form attached hereto as Exhibit 2.3 (the “Escrow Agreement”) to secure claims by Parent or Surviving Corporation for indemnification in accordance with ARTICLE 6. The release of the amounts in the Escrow Fund, net of the amounts of any paid or then-pending claims, will occur seventeen months from the Closing Date (the period ending on such date, the “Escrow Period”), subject to the terms hereof and of the Escrow Agreement; provided that in the event of any conflict between this Agreement and the Escrow Agreement, the terms of the Escrow Agreement will control. Any release of funds to Company Holders from the Escrow Fund shall be net of the corresponding Escrow Carve Out Plan Amount to be paid to Participants pursuant to Section 2.5 and the employer’s share of Taxes arising in connection with the payments under Section 2.5 of the Escrow Carve Out Plan Amount which shall be paid to Parent.

2.4 Contingent Merger Consideration.

2.4.1 Parent shall deliver to the Stockholders’ Representative promptly following the completion of the Parent’s fiscal year 2012 audited financial reports (the “Parent 2012 Audited Financials”) the Parent 2012 Audited Financials and Parent’s calculation in accordance with GAAP and without regard to deferrals or other adjustments required by purchase accounting of the Company’s revenue from its Guardian product/services in fiscal year 2012 (the “2012 Revenue Amount”). Parent shall use commercially reasonable efforts to make such deliveries on or before March 10, 2013. The First Contingent Merger Consideration shall be earned if the 2012 Revenue Amount is at least $5,300,000 (the “First Contingent Merger Consideration Condition”).

2.4.2 Parent shall deliver to the Stockholders’ Representative promptly following the completion of the Parent’s fiscal year 2013 audited financial reports (the “Parent 2013 Audited Financials”) the Parent 2013 Audited Financials and Parent’s calculation in accordance with GAAP and without regard to deferrals or other adjustments required by purchase accounting of the Company’s revenue from its Guardian product/services in fiscal year 2013 (the “2013 Revenue Amount”). Parent shall use commercially reasonable efforts to make such deliveries on or before March 10, 2014. The Second Contingent Merger Consideration shall be earned if the 2013 Revenue Amount is at least $8,400,000 (the “Second Contingent Merger Consideration Condition”).

2.4.3 If the Stockholders’ Representative does not agree with Parent’s calculation of the 2012 Revenue Amount or the 2013 Revenue Amount then (i) the Stockholders’

Representative may, within thirty (30) days after receipt of the relevant Parent Audited Financials, deliver a notice to Parent (the “Dispute Notice”) setting forth the Stockholders’ Representative’s calculation of such Revenue Amount (provided, that, the Stockholders’ Representative shall be entitled to deliver the Dispute Notice only if the Revenue Amount reflected therein, if correct, would result in the payment of the relevant Contingent Merger Consideration), and (ii) if the Stockholders’ Representative delivers the Dispute Notice to Parent, then Parent and the Stockholders’ Representative shall confer and cooperate in good faith to reach agreement on such Revenue Amount. If Parent and the Stockholders’ Representative do not resolve such disputed Revenue Amount within fifteen (15) days after Parent’s receipt of the Dispute Notice, then the remaining disputed items and amounts shall be submitted to a nationally-recognized independent accounting firm mutually agreed to by Parent and the Stockholders’ Representative for resolution (the “Accountant”). The revised Revenue Amount set forth in such Accountant’s written report (which report shall be delivered promptly, but in no event later than fifteen (15) days, after the Accountant is engaged) shall be final, conclusive and binding on the parties. The fees, costs and expenses of the Accountant shall be borne by the Stockholders’ Representative (on behalf of the Company Holders) in the event that the Accountant concludes that the disputed Merger Consideration Condition has not been met, and by Parent if the Accountant concludes that the disputed Merger Consideration Condition has been met.

2.4.4 Parent shall pay the allocated portion of the First Contingent Merger Consideration, if the First Contingent Merger Consideration Condition has been met, and the Second Contingent Merger Consideration, if the Second Contingent Merger Consideration Condition has been met, to each Company Holder that has complied with the exchange procedures set forth in Section 2.11.1, promptly following the end of the Escrow Period, net of the amounts of (a) all paid indemnity claims and (b) all then-pending indemnity claims, until such claims are finally resolved.

2.4.5 From the Closing Date until such time as the satisfaction or achievement of the Second Contingent Merger Consideration Condition or the non-satisfaction or non-achievement of the Second Contingent Merger Consideration Condition, as applicable, Parent shall not interfere with the practices, policies or decisions of the Company where such interference is demonstrated by clear and convincing evidence to have materially impeded the Company’s achievement of target revenue that satisfy the First Contingent Merger Consideration Condition or Second Contingent Merger Consideration Condition.

2.5 Payment of Carve Out Plan Amount. In accordance with the Attributor Corporation Carve Out Plan, dated June 19, 2012 (the “Carve Out Plan”), the “Closing Carve Out Plan Amount” shall mean an amount equal to the product of (a) 10% and (b) the Closing Merger Consideration calculated without giving effect to the deduction of the Closing Carve Out Plan Amount provided for in Section 2.1. In accordance with the Carve Out Plan, the “First Contingent Carve Out Plan Amount” shall mean an amount equal to the product of (a) 10% and (b) the First Contingent Merger Consideration calculated without giving effect to the deduction of the First Contingent Carve Out Plan Amount provided for in Section 2.1. In accordance with the Carve Out Plan, the “Second Contingent Carve Out Plan Amount” shall mean an amount equal to the product of (a) 10% and (b) the Second Contingent Merger Consideration calculated without giving effect to the deduction of the Second Contingent Carve Out Plan Amount provided for in Section 2.1. In accordance with the Carve Out Plan, the “Escrow Carve Out Plan Amount” shall mean the product of (a) 10% and (b) the Holder Escrow Amount calculated without giving effect to the deduction of the Escrow Carve Out Plan Amount provided for in Section 2.1. The Company has delivered to Parent a spreadsheet (the “Carve Out Plan Spreadsheet”), attached hereto as Schedule 2.5, regarding its obligation to pay bonuses to certain officers and employees of the Company (“Participants”) as a result of the transactions contemplated by this Agreement, pursuant to the Carve Out Plan. The Carve Out Plan Spreadsheet includes (a) the name and address of each Participant entitled to a portion of payments under the Carve Out Plan, and (b) the portion of each payment allocable to such

Participant. On or about the Closing Date, Parent shall fund payment to each Participant of the portion of the Closing Carve Out Plan Amount allocable to such Participant by remitting such funds to the Company’s payroll processor with instructions to promptly pay such allocated amount to such Participant. If the First Contingent Merger Consideration Condition is met, subject to Section 2.4.4, Parent shall pay to each Participant (or fund payment to each Participant by remitting such funds to the applicable payroll processor with instructions to promptly pay) the portion of the First Contingent Carve Out Plan Amount allocable to such Participant. If the Second Contingent Merger Consideration Condition is met, subject to Section 2.4.4, Parent shall pay to each Participant (or fund payment to each Participant by remitting such funds to the applicable payroll processor with instructions to promptly pay) the portion of the Second Contingent Carve Out Plan Amount allocable to such Participant. If any portion of the Holder Escrow Amount is to be released to the Company Holders pursuant to this Agreement and the Escrow Agreement, Parent shall pay to each Participant (or fund payment to each Participant by remitting such funds to the applicable payroll processor with instructions to promptly pay) the portion of the Escrow Carve Out Plan Amount allocable to such Participant.

2.6 Payment of Debt. The Company has delivered to Parent (a) a certificate of the Company setting forth either (i) the nature and balance of all Debt of the Company as of the Closing Date, or (ii) that no Debt is outstanding as of the Closing Date (such certificate, the “Debt Certificate”), and (b) customary pay-off letters (or termination agreements), including authorization to terminate any liens and UCC financing statements relating to such Debt and wire transfer instructions for the payment of such Debt, from each person to whom the Company is obligated with respect to any of such Debt, including the total amount of Debt payable as of the Closing. At the Closing, Parent shall pay all Debt set forth on the Debt Certificate and pay-off letters by wire transfer to the accounts specified in such pay-off letters.

2.7 Payment of Transaction Expenses. The Company has delivered to Parent a certificate of Company Transaction Expenses (the “Closing Date Expense Statement”). The Closing Date Expense Statement will be accompanied by final invoices from the Company’s legal, financial and other advisors providing services in connection with the negotiation and consummation of the Transactions which reflect such advisors’ total unpaid Company Transaction Expenses as of the Closing Date, together with wire transfer instructions for the payment of any of such advisors’ expenses. At the Closing, Parent will pay the unpaid portion of Company Transaction Expenses by wire transfer to the accounts designated in the Closing Date Expense Statement. Notwithstanding the foregoing, the Closing Date Expense Statement shall indicate for each unpaid employee bonuses the date on which such bonus shall become due. Such bonuses will not be paid on the Closing Date, and instead shall be paid when due in accordance with Parent’s or the Surviving Corporation’s payroll practices.

2.8 Appraisal Rights. Any outstanding Company Shares held by a Company stockholder who has not voted in favor of this Agreement or consented thereto in writing and who has complied with the requirements of Section 262 of the DGCL or Chapter 13 of the CGCL (such shares, “Dissenting Shares” and any holder of Dissenting Shares, a “Dissenting Stockholder”), shall not be converted into the right to receive the applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL, as applicable. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the Dissenting Stockholders shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or Chapter 13 of the CGCL, as applicable. If such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL or CGCL, as applicable, or it is determined that such Dissenting Stockholder does not have appraisal rights, then at the later of the Effective Time and the occurrence of such event, such holder shall cease to be a Dissenting Stockholder and such holder’s shares of Common Stock shall thereupon be treated as if they had been converted into and become exchangeable solely for the right to receive, as of the Effective Time, the applicable portion of the Merger Consideration, without any interest thereon.

2.9 Options and Warrants. Upon the Closing, all vested and unvested options and warrants outstanding immediately prior to the Closing that represent the right to acquire Company Shares shall be terminated.

2.10 Restricted Stock Grants. On the Closing Date, Parent shall issue shares of restricted Parent Common Stock to employees of Company listed on Schedules 2.10. The number of shares issued to each employee will equal the dollar value set forth across from such employee’s name on Schedule 2.10, divided by the average daily closing sales price of the Parent Common Stock as reported on the NASDAQ Stock Market for the fifteen (15) consecutive trading days ending one trading day prior to the Closing Date, rounded to the nearest whole share. The aggregate value of the shares of restricted Parent Common Stock issued pursuant to this Section 2.10 shall equal $1,000,000. The shares will be subject to the restrictions set forth in the Restricted Stock Award Agreement attached hereto as Exhibit 2.10, and shall vest in equal annual installments over a period of two (2) years.

2.11 Delivery of Consideration.

2.11.1 Exchange Procedures. Parent will pay to each Company Holder entitled to a portion of the Closing Merger Consideration, the applicable portion of the Closing Merger Consideration for such Company Holder, by wire transfer on the later of one business day following the Closing Date and one business day after the date Parent receives (a) duly executed letter of transmittal substantially in the form attached hereto as Schedule 2.11.1 (the “Letter of Transmittal”) by such Company Holder, which Letter of Transmittal will specify that risk of loss and title to the Certificates will pass only upon proper delivery of such documents to Parent, and (b) the surrender of the Certificates to Parent by such Company Holder (which Certificates will then be cancelled). If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by Parent, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such document, Parent Agent will issue in exchange for such lost, stolen, or destroyed document, the applicable payment to which the Company Holder is entitled under this ARTICLE 2.

2.11.2 No Further Ownership Rights in Company Shares. The payment delivered upon surrender in exchange for Company Shares in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. After the Effective Time, no further transfers of Company Shares will be made on the stock transfer books of Company. At the Effective Time, all Company Shares will cease to exist, and each Certificate previously representing any such shares will represent only the right to receive the applicable portion of the Merger Consideration. If, after the Effective Time, Certificates are presented to Surviving Corporation or Parent for transfer, they will be cancelled and exchanged as provided in this ARTICLE 2, except as otherwise provided by law.

2.11.3 Failure to Deliver Certificates. Any Company Holder who has not yet delivered or surrendered such Certificates to Parent pursuant to Section 2.11.1 prior to the date that is one (1) year after the Closing Date, subject to abandoned party, escheat and similar laws, will look as a general creditor only to Parent for payment of the applicable portion of the Closing Merger Consideration. Despite any provision of this Agreement, to the fullest extent permitted by applicable law, none of Parent, Surviving Corporation, the Stockholders’ Representative, or any other Person will be liable to any holder of Company Shares for any cash delivered to a public official according to applicable abandoned property, escheat, or similar law.

2.11.4 Withholding Rights. Parent and Surviving Corporation will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that Parent or Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code (or any provision of other Applicable Law). Taxes withheld pursuant to this Section 2.11.4 by Parent or Surviving Corporation, as the case may be, will be (i) timely remitted by Parent or the Surviving Corporation, as the case may be, to the appropriate Governmental Entity, and (ii) upon such timely remission, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.11.5 The Company has delivered to Parent a spreadsheet (the “Merger Consideration Spreadsheet”) attached hereto as Schedule 2.11.5 that includes (1) the calculation of the Closing Merger Consideration and Contingent Merger Consideration, (2) the name and address and, if available, e-mail address, of each Company Holder and the number of shares of Common Stock, Series A Stock, Series B Stock, Series C Stock, Series D Stock and/or Series A-1 Stock held by such Company Holder at the Effective Time, (3) the Closing Merger Consideration payable to each Company Holder, (4) the portion of the First Contingent Merger Consideration and Second Contingent Merger Consideration allocable to each Company Holder, and (5) the portion of the Holder Escrow Amount allocable to such Company Holder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Company. Except as set forth in a correspondingly numbered disclosure schedule delivered by Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”) (each of which exceptions or disclosures shall qualify (x) the particular section or subsection in this Section 3.1 to which such section or subsection of the Company Disclosure Schedule relates, (y) any section or subsection in this Section 3.1 explicitly cross-referenced in such section or subsection of the Company Disclosure Schedule by reference to another section or subsection of the Company Disclosure Schedule and (z) each of the other sections or subsections of this Section 3.1 to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosures is intended to qualify such other section or subsections), Company represents and warrants to Parent and Sub as follows:

3.1.1 Organization, Standing, and Power.

(a) Company is an entity duly organized, validly existing, and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary (all such jurisdictions are listed in Section 3.1.1(a) of the Company Disclosure Schedule), except where the failure to be so qualified would not be material to the Company.

(b) Company does not own or control, directly or indirectly, shares of capital stock of any other corporation, or any interest in any partnership, limited liability company, joint venture, or other non-corporate business entity or enterprise.

3.1.2 Capital Structure.

(a) The authorized capital stock of Company consists of 301,353,422 shares of stock consisting of (i) 196,000,000 shares of Common Stock, 34,453,595 of which as of the date hereof are issued and outstanding, and (ii) 105,353,422 shares of Preferred Stock, $0.00001 par value, 1,579,475 of which have been designated Series A Stock, 828,344 of which as of the date hereof are issued and outstanding, 5,271,678 of which have been designated Series B Stock, 5,050,837 of which as of the date hereof are issued and outstanding, 5,891,685 of which have been designated Series C Stock, 5,778,167 of which as of the date hereof are issued and outstanding, 42,790,584 of which have been designated Series D Stock, 40,525,043 of which as of the date hereof are issued and outstanding, and 49,820,000 of which have been designated Series A-1 Stock, 38,873,025 of which as of the date hereof are issued and outstanding. Warrants for 120,911 shares of Series A Stock and 30,000 shares of Series B Stock have been granted and remain outstanding as of the date hereof (the “Company Warrants”). As of the date hereof, 50,307,321 shares of Common Stock are reserved for issuance under the Attributor Corporation 2006 Stock Plan (the “Company Stock Plan”). Options for 28,253,434 shares of Common Stock (“Company Options”) have been granted and remain outstanding, 2,397,541 shares of Common Stock have been issued upon exercise of Company Options granted by Company under the Company Stock Plan, 17,235,772 shares of Common Stock have been issued as restricted stock under the Company Stock Plan, and 11,213,193 shares of Common Stock are available for future issuance under the Company Stock Plan. All shares of Common Stock, Company Options, Company Warrants, and any other securities of Company outstanding as of the date hereof, and the record owners of such securities are as set forth in Section 3.1.2(a) of the Company Disclosure Schedule, and no such securities are held by Company in its treasury. Company has delivered to Parent true and complete copies of all Company stock option plans and the forms of any other instruments setting forth the rights of all Company securities as of the date hereof.

(b) Company has delivered to Parent true and complete copies of all Company stock option plans and the forms of any other instruments setting forth the rights of all Company securities as of the date hereof. Except as set forth in Section 3.1.2(a) of the Company Disclosure Schedule, there are no warrants to purchase Company Shares, stock options to purchase Company Shares, options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, equity-linked securities, or rights of any character to which Company is a party or by which Company may be bound obligating Company to repurchase or issue additional shares of the capital stock of Company. Except as set forth in Section 3.1.2(a) of the Company Disclosure Schedule, there are no outstanding options, warrants, or other securities exercisable for or convertible into shares of capital stock of Company. Except as set forth in Section 3.1.2(a) of the Company Disclosure Schedule, the Company does not have outstanding:

(i) any bonds, debentures, or notes nor does it owe any other indebtedness, the holders of which (A) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of Company Shares on any matter or (B) are or will become entitled to receive any payment as a result of the Transactions;

(ii) any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, phantom equity or other stock-based or equity-linked securities of a similar nature; or

(iii) any agreement pursuant to which any Person is to be compensated by Company by issuance of any shares of capital stock of Company, or options, warrants, or other securities exercisable for or convertible into shares of capital stock of Company.

(c) Company is not a party to any shareholder agreement or other agreement relating to its capital stock, including agreements related to voting, rights of first refusal or offer, and preemptive rights. There is no agreement or right requiring or allowing for the repurchase or redemption of any capital stock or convertible securities of Company. Except as set forth in Section 3.1.2(c) of the Company Disclosure Schedule, Company is not party to, nor to its Knowledge is any stockholder of Company a party to, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company. There are no accrued and unpaid dividends with respect to any outstanding shares of Company capital stock. Company does not own or hold the right to acquire any shares of capital stock or any other security or interest in any other Person.

(d) All of the issued and outstanding Company Shares have been offered, issued, and sold by Company in compliance in all material respects with applicable federal and state securities laws.

(e) To Company’s Knowledge, no stockholder of Company has granted options or other rights to purchase any Company Shares from such stockholder.

3.1.3 Authority. Company has all requisite corporate power and authority to execute and deliver this Agreement and the requisite approval of the stockholders of Company to consummate the Transactions. The execution and delivery by Company of this Agreement and the performance of Company’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Company, including all necessary action on the part of the Company Holders. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.1.4 Consents and Approvals. The execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement to which the Company is a party do not, and the consummation by the Company of the Transactions will not, conflict with or result in any Violation under (a) any provision of the certificate of incorporation or bylaws of Company, (b) any loan or credit agreement, note, bond, mortgage, indenture, (c) any Material Contract, or, (d) any permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Company or its properties or assets, except in case of clauses (b)-(d) as would not, individually or in the aggregate, result or be reasonably be expected to result in a Company Material Adverse Effect. No Governmental Consent is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Transactions, except for the filing of the Certificate of Merger in accordance with the DGCL.

3.1.5 Financial Statements. The (a) unaudited balance sheets of Company as of December 31, 2010 and 2011 and the related unaudited statements of operations, changes in stockholders’ equity, and cash flows for the twelve (12) months ended December 31, 2010 and 2011, and (b) an unaudited balance sheet of Company as of October 31, 2012 (the “Interim Balance Sheet Date”), and the related unaudited statements of operations, changes in stockholders’ equity, and cash flows for the ten (10) months then ended (collectively, the “Financial Statements”) that have been provided to Parent comply in all material respects with all accounting requirements applicable to Company, have been prepared in accordance with GAAP consistently applied (except for the absence of footnotes or as may be indicated in the notes thereto), and fairly present, in all material respects, the financial position of Company as at the dates thereof and the results of its operations and cash flows for the periods then ended

(subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). Since the Interim Balance Sheet Date, there has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates. Except as disclosed in the Financial Statements, Company is not a guarantor, surety, cosigner, endorser, co-maker or indemnitor of any indebtedness or other Liability of any other Person. Company has no powers of attorney outstanding. Company maintains internal accounting controls sufficient to provide reasonable assurances that (w) Company transactions are executed in accordance with the general or specific authorizations of Company’s management, (x) Company transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (y) access to Company’s assets is permitted only in accordance with the general or specific authorization of Company’s management, and (z) the recorded accountability for Company assets is compared with the existing Company assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.1.6 Absence of Undisclosed Liabilities. Company has no Liabilities except (a) Liabilities that are accrued or reserved against in the balance sheet of Company as of the Interim Balance Sheet Date, (b) current Liabilities constituting Company Transaction Expenses, or (c) additional Liabilities incurred since the Interim Balance Sheet Date that (i) have arisen in the ordinary course of business, (ii) are accrued or reserved against on the books and records of Company, and (iii) are not materially greater in the aggregate than those set forth in the Interim Balance Sheet. For the avoidance of doubt, the representations and warranties in this Section 3.1.6 are not intended to, and shall not be deemed to, address obligations or liabilities which are addressed by the other representations and warranties in Section 3.1, including contractual performance obligations for the contracts listed in the Company Disclosure Schedule or for contracts not required to be listed in the Company Disclosure Schedule.

3.1.7 [Intentionally Omitted.]

3.1.8 Litigation. There is no demand, claim, action, suit or proceeding pending or, to Company’s Knowledge, threatened, against Company (or to the Company’s Knowledge, pending or threatened, against any of its officers, directors, or employees, or any of its properties) before (or that if unresolved may be brought before) any court or arbitrator or any Governmental Entity. To the Company’s Knowledge, there are no circumstances or facts that would reasonably lead to such a demand, claim, action, suit or proceeding. To the Company’s Knowledge, there is no investigation, audit or review pending or threatened against Company or any of its assets, by any Governmental Entity, nor has any Governmental Entity notified Company of its intention to conduct the same. The Company has no demand, claim, action, suit or proceeding pending or threatened against any other Person.

3.1.9 No Material Adverse Change. Between October 31, 2012 and the date hereto, (i) there has not been any Company Material Adverse Effect, (ii) the Company has conducted its business in the ordinary course of business, and (iii) without limiting the generality of the foregoing, during such period, the Company has not:

(a) acquired, sold, assigned, disposed, licensed, leased or transferred any material asset of Company, other than in the ordinary course of business;

(b) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of Company, or repurchased, redeemed or acquired any outstanding securities of, or other ownership interests in, Company, changed any rights, preferences, privileges or restrictions attached to any of the outstanding Company securities, or effected any change in Company’s capitalization or capital structure;

(c) amended any provision of the certificate of incorporation or bylaws of Company;

(d) incurred, assumed or guaranteed any indebtedness for borrowed money, or any mortgage, pledge, imposition of any security interest, claim, encumbrance or other restriction on any of the assets (“Encumbrances”), tangible or intangible, of Company except for Permitted Liens;

(e) changed any method of accounting or accounting practice by Company, except for any such change required by reason of a change in GAAP or Applicable Law;

(f) assigned, transferred, disposed of, or licensed assets of Company, granted any license of any assets of Company, acquired or disposed of capital stock of any third party or merged or consolidated with any third party, in each case other than in the ordinary course of business;

(g) entered into any joint venture, partnership, limited liability company, operating or similar agreement with any Person;

(h) materially modified, materially amended, terminated or breached any of Company’s Material Contracts, or waived, released or assigned any material rights or claims under any of Company’s Material Contracts;

(i) settled, compromised or otherwise terminated any litigation, claim or investigation (except where the amount in controversy does not exceed $10,000) or, other than in the ordinary course of business, canceled any debt or waived any other material claim or right;

(j) failed to keep in full force insurance policies covering Company’s properties and assets;

(k) entered into any Material Contract;

(l) entered into any employment contract;

(m) paid any special bonus or special remuneration, or increased or modified the compensation or benefits payable or to become payable (including rights to severance or indemnification) by Company to any of its directors, officers, employees, independent contractors or consultants;

(n) paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit under any Plan or paid or agreed to pay or make any accrual or arrangement for payment of any amount relating to unused vacation days, other than as required by law;

(o) granted rights or licenses to Company Intellectual Property to any standards-setting organization (including any group or organization, such as special interest groups, forums, consortia, committees, working groups or associations) or to any third party in compliance with the requirements of any standards-setting organization, or used or incorporated any Intellectual Property from any standards organization in any Company Intellectual Property or any software or code used in any Company Technology or Company Products;

(p)(i) made any amendment to any previously filed Return of Company, (ii) incurred any Liability for Taxes, except in the ordinary course of business, (iii) made, revoked or changed any Tax election of Company, (iv) changed any Tax accounting method or Tax accounting practice of Company, (v) agreed to extend or waive the statutory period of limitations for the assessment or collection of any Tax, (vi) settled, agreed or consented with respect to any claimed, proposed, or asserted Tax deficiency or assessment of Tax, or (vii) settled, adjusted or compromised any Tax Contest;

(q) suffered any damage, destruction, or loss (whether or not covered by insurance) affecting Company’s properties or business material to Company;

(r) discharged or satisfied any lien or encumbrance, or any payment of any obligation or Liability other than current Liabilities shown on the balance sheet included in the Company’s Financial Statements as of the Interim Balance Sheet Date, current Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business, and Company Transaction Expenses; or

(s) agreed, authorized or committed, whether in writing or otherwise, to take any action described in this Section 3.1.9.

3.1.10 No Violations.

(a) Company is and has been at all times in compliance in all material respects with all applicable federal, state, local, and foreign statutes, laws, ordinances, rules, judgments, orders, and regulations of any Governmental Entity applicable to its business and operations including those relating to contractors or employees and the exportation or importation of the Company Intellectual Property, including the export and destination control regulations for United States goods, except for such failures to comply that, individually or in the aggregate, are immaterial. All permits, licenses, and regulatory approvals required to conduct the business of Company as currently conducted have been obtained, are in full force and effect, and are being complied with in all material respects.

(b) Company has complied with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any anti-corruption laws of each jurisdiction in which Company or any agent of Company is conducting or has conducted business. There have been no false or fictitious entries made in the books or records of Company relating to any illegal payment or secret or unrecorded fund and Company has not established or maintained a secret or unrecorded fund.

(c) Company is not in Violation of its certificate of incorporation or bylaws.

3.1.11 Employees/Contractors.

(a) Since the incorporation of Company (or any predecessor entity, if applicable), Company (i) has been in material compliance with all applicable federal, state and local laws and regulations, codes of practice, customs and practices respecting employment and employment practices, including, without limitation, hiring, termination of employment, nondiscrimination in employment, disability, civil rights, immigration, pay equity, terms and conditions of employment, classification, the Fair Labor Standards Act and its state law equivalents, Family Medical Leave Act, COBRA, and occupational safety and health, (ii) has not engaged in any unfair labor practices, (iii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees or contractors, including any common law employees, and is not liable for any arrears of wages (including commissions, bonuses, overtime, vacation pay or other compensation) or any Taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against Company regarding the foregoing, it has been fully satisfied), and (iv) has not incurred any substantial liability for breach of any contract of service or for fees, for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services.

(b) Section 3.1.11(b) of the Company Disclosure Schedule lists the following information: (i) for each current employee: name, date of hire, job title, current annual base compensation, future bonuses payable, and vacation accrued as of October 31, 2012; (ii) for each terminated employee: name, date of hire, job title, date of termination, reason for termination, and former annual base compensation; and (iii) for each current director: name. The lists corresponding to clause (i) and (iii) of the foregoing sentence, in aggregate, includes, but is not limited to, all persons who are reasonably necessary to operate Company’s business as currently conducted and to generate Company’s budgeted revenue through December 31, 2013.

(c) Section 3.1.11(c) of the Company Disclosure Schedule lists the following information: for each current or recently-terminated contractor: name, date of hire, job title, status, date of termination (if applicable), compensation rate, and payment terms.

(d) Company is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation, social security, or other similar benefits or obligations for employees or independent contractors (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e) There are no pending claims against Company under any workers’ compensation plan or policy or for long-term disability.

(f) There are no controversies pending or, to Company’s Knowledge, threatened, between Company and any of its current or former employees, or independent contractors, or any trade or labor union, works council or similar body, which controversies have resulted in, or could reasonably be expected to result in, a claim, action, suit, charge, grievance, claim, arbitration or investigation before any Governmental Entity, court, or tribunal, foreign or domestic.

(g) Company is not a party to any collective bargaining agreement or other labor union contract, nor does Company Know of any activities or proceedings of any labor union to organize any employees of Company.

(h) To the Knowledge of the Company, no current employee, officer or director of Company, is or has in the past, been in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant relating to the right of any such individual to provide services to Company because of the nature of the business conducted by Company, work performed by the individual, or use of trade secrets or proprietary information of others.

(i) All releases of employment claims in favor of Company obtained from employees during the three-year period preceding the Effective Time are, to the Knowledge of the Company, effective and binding to release all employment claims for each such employee.

(j) Company has no liability with respect to any misclassification of any person as an independent contractor rather than as an “employee.”

(k) Company has no written severance pay plan, policy, practice, or agreement with any of its employees.

(l) In the six months prior to the Closing Date, Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar law affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or (ii) “mass layoff” (as defined in the WARN Act, or any similar law) affecting any site of employment or facility of Company.

(m) All employees and independent contractors providing services in the United States are either citizens of the United States or have a current Alien Registration Card or have applied for and received an Employment Authorization Document from U.S. Citizenship and Immigration Services.

3.1.12 Employee Benefit Plans.

(a) Section 3.1.12 of the Company Disclosure Schedule lists each of the Plans. The Company has no contract, plan, or commitment whether legally binding or otherwise, to create any plan or arrangement other than as listed on Section 3.1.12(a) of the Company Disclosure Schedule or to modify an existing plan.

(b) To the extent applicable, each Plan complies and has at all times complied in all material respects with its terms and with the requirements of ERISA and the Code (including Section 409A of the Code) and all other applicable laws and regulations issued thereunder, including but not limited to all applicable continuation requirements for its welfare benefit plans under Code Section 4980B and applicable state statutes mandating continuation coverage for current or former employees. Company has not incurred, and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which Company, any ERISA Affiliate, Surviving Corporation or Parent could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, or pursuant to any indemnification or similar agreement with respect to any Plan. For clarification of Company’s representation, and not for limitation, Company has filed all required tax and information returns for its plans in a timely fashion and with accurate information for the relevant plan year; Company’s plans have received all required disclosures of fees and compensation from third party service providers; each Company plan intended to be qualified under Code Section 401(a) has passed all nondiscrimination and minimum participation testing or, if a plan failed such testing, appropriate corrective action has been taken and documented; no Company plan intended to be qualified under Code Section 401(a) has made any submission under the Employee Plan Compliance Resolution System (EPCRS) or, if any EPCRS submission has been made, all required corrective action has been taken and documented; each consultant or independent contractor providing services to Company has been properly classified and is not eligible to participate in any Company plan; Company has taken no tax deductions related to any plan in excess of the deduction legally permitted and no such tax deductions have been taken in any year other than the year in which legally permitted; all Company plan contributions, premiums, and other payments due for periods ending prior to the Closing Date have been paid or, if not yet due, have been recorded on Company’s books in accord with GAAP; all employee plan contributions, premiums, and other payments deducted or withheld from salary or wages have been forwarded to the appropriate recipient in a timely fashion; and neither execution of this agreement nor consummation of the transaction will result in any payment due by any plan to any current or former director, officer, or employee of Company or result in vesting, acceleration of payment, or increase in the amount of any plan benefit to any such person.

(c) Each Plan that is intended to be qualified under Code Section 401(a) is so qualified and has been so qualified since its creation, and its related trust or group annuity contract is exempt from taxation under Code Section 501(a). Nothing has occurred or is reasonably expected by Company to occur that could adversely affect the qualification or exemption of any such Plan or its related trust or group annuity contract.

(d) There are no pending or threatened claims against or otherwise involving any of the Plans (excluding claims for benefits incurred in the ordinary course of Plan activities) and no suit,

action, request for information, or other litigation has been brought against or with respect to any Plan. No Plan is currently under investigation, audit or review by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity and, to Company’s Knowledge, no such investigation, audit or review is scheduled or contemplated.

(e) No Plan is covered by Title IV of ERISA or Code Section 412. Neither Company nor any ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan that is or has been subject to Title IV of ERISA (including any withdrawal liability with respect to a “multiemployer plan” within the meaning of ERISA Section 4001(a)(3)).

(f) Neither the Company nor, to its Knowledge any Plan fiduciary (as defined in ERISA Section 3(21)), has engaged in any transaction in violation of ERISA Section 406(a) and (b) or any “prohibited transaction” (as defined in Section 49759(c)(2) or Section 4975(d) of ERISA).

(g) Company has not provided, and Company has no obligation to provide, any medical, life, or similar benefits to current or future retired or terminated employees, their spouses or dependents following termination of employment except as required by ERISA.

(h) No Plan is subject to the laws of any jurisdiction outside the United States. No event has occurred, and there exists no condition or set of circumstances, that would reasonably be expected to subject Company, any ERISA Affiliate, Surviving Corporation or Parent, directly or indirectly, to any liability or expense arising under any applicable laws outside the United States, including relevant tax laws (including any liability to or under or with respect to any Plan.

3.1.13 Real Property; Leases. Company does not own, and has never owned, real property. Section 3.1.13 of the Company Disclosure Schedule lists each Company Lease. The Company has no Liabilities or obligations under any other current or prior lease for real property. No default exists under any Company Lease. Each Company Lease is in full force and effect and is a valid and binding obligation of Company, and neither Company nor, to Company’s Knowledge, any other party thereto, is in breach of any such Company Lease. Company has not subleased any portion of the premises it leases. No Company Lease is terminable because of the execution of this Agreement or the consummation of the Transactions. No consent is required from any party under any Company Lease because of the execution of this Agreement or the consummation of the Transactions, and Company has not received written notice that any party to any Company Lease intends to cancel, terminate, refuse to renew any Company Lease or to exercise any option or other right thereunder. To Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to adversely affect the possession, use or occupancy of the real property that it uses in the ordinary course of business. The facilities used by Company are in good working order (normal wear and tear excepted) and sufficient to conduct its business in the ordinary course of business, and do not require any upgrades, material repair or maintenance, whether or not required by Applicable Law. Company would not be required as a result of any alterations to any real property or facilities to expend greater than $5,000 in causing Company to comply with the surrender conditions set forth in the applicable Company Lease.

3.1.14 Environmental. To Company’s Knowledge, no Hazardous Material has been generated, transported, processed, Released, stored or treated, and no Hazardous Materials Activities have been conducted, on any real property owned, leased or operated by Company. To Company’s Knowledge, no Hazardous Material has been Released or transported on or from any real property owned, leased or operated by Company, and no Hazardous Material is present in, on, or under any such property, except for minor quantities normally present in office supplies and commercial cleaning products ordinarily and lawfully used in the ordinary course of business on such property. Company is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws and with all Environmental Permits.

3.1.15 Customers and Suppliers.

(a)(i) Company has no outstanding material dispute concerning its business operations, including any Technology of Company, Company Products or Company Intellectual Property with any distributor, reseller, OEM, marketing partner, customer or any other Person, (ii) Section 3.1.15(a) of the Company Disclosure Schedule lists each Significant Customer and the percentage of Company’s total revenue such Significant Customer represented during such period, and (iii) Company has not received any notice from any Significant Customer that such customer will not continue as a customer to Surviving Corporation after Closing, or that such customer intends to terminate or adversely modify existing agreements with Company or Surviving Corporation.

(b)(i) Company has no outstanding material dispute concerning Technology, Company Intellectual Property, products and/or services provided by any Significant Supplier, (ii) Section 3.1.15(b) of the Company Disclosure Schedule lists each Significant Supplier, and (iii) Company has not received any notice from any Significant Supplier that such supplier will not continue as a supplier to Surviving Corporation after Closing, or that such supplier intends to terminate or materially and adversely modify existing agreements with Company or Surviving Corporation.

3.1.16 Material Contracts.

(a) Section 3.1.16 of the Company Disclosure Schedule sets forth all of the following contracts to which Company is a party as of the date of this Agreement (collectively, the “Material Contracts”):

(i) any agreement (A) relating to the employment of, or the performance of services by, any employee, independent contractor, consultant, or other Person (other than any employment or consulting Contract that is terminable at will by the Company without further liability (other than legally required payment of compensation accrued up to the time of termination and other separation benefits required by Applicable Law)), (B) in which Company is or may become obligated to make any severance, termination, or similar payment to any current or former employee, officer or director, (C) in which Company is or may become obligated to make any bonus or similar payment to any current or former employee, officer or director (other than the Carve Out Plan), or (D) in which Company is required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the Transactions;

(ii) any agreement that provides for indemnification of any officer, director, employee, or agent of Company;

(iii) any agreement imposing any restriction on the right or ability of Company, or that, after consummation of the Transactions, would impose a restriction on the right or ability of Surviving Corporation, Parent or any of their Subsidiaries, to compete in any line of business or in any geographic region with any other Person, to transact business or deal in any other manner with any other Person or to solicit for or attempt to solicit any Person for employment, engagement or the sale of any Company Technology, Company Product or Company Intellectual Property;

(iv) any agreement with a third party (A) in accordance with which Company (i) has paid $20,000 or more during the twenty-four month period ended October 31, 2012, or (ii) has paid $10,000 or more during the ten month period beginning January 1, 2012, or (B) is one of any group of related agreements in accordance with which Company (i) has paid $20,000 or more during the twenty-four month period ended October 31, 2012, or (ii) has paid $10,000 or more during the ten month period beginning January 1, 2012;

(v) any agreement with a distributor, reseller or OEM of Company Products, a Significant Customer or a Significant Supplier;

(vi) any agreement of partnership or any joint venture, limited liability company or operating or any agreement that would give rise to an obligation on the part of Company to form a joint venture or to acquire securities of, or any other equity interest in, a third party;

(vii) any other contract, agreement, or commitment not otherwise listed in Section 3.1.16 of the Company Disclosure Schedule, (A) the termination of which would result in a Company Material Adverse Effect, or (B) that, if no required consent regarding the Transactions is obtained, would result in a Company Material Adverse Effect;

(viii) any union contract or collective bargaining agreement;

(ix) any Company Lease;

(x) any Government Contract;

(xi) any instrument evidencing or related to Debt;

(xii) any agreement relating to the assignment of any Intellectual Property Rights to Company whether by employees, consultants, contractors or other Persons, other than agreements on Company’s standard form(s) of employee invention assignment agreements; and

(xiii) any agreement relating to obligations of exclusivity, covenants not to sue, noncompetition or nonsolicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation to which Company is subject, including those that relate to and/or restrict any Intellectual Property Rights of Company or Company Technology, Company Products or Company Intellectual Property.

(b) Each Material Contract is in written form. Assuming due execution and delivery by the other parties thereto, each Material Contract is in full force and effect and is a valid and binding obligation of Company and the other parties thereto. Company, and to Company’s Knowledge each other party to each Material Contract, is not in Violation of any Material Contract, has performed or complied with the terms of each Material Contract in all material respects. To Company’s Knowledge, none of the parties to any Material Contract has advised Company of its intent to terminate or materially reduce the amount of its business with Company in the future.

3.1.17 Taxes.

(a) Company has timely filed all Returns required to be filed by or with respect to Company, and all such Returns (i) were prepared in compliance, in all material respects, with all Applicable Laws, and (ii) are true, correct, and complete in all material respects. Company is not currently the beneficiary of any extension of time to file any Return that has not been filed.

(b) Company has timely paid all Taxes due and payable by Company (whether or not such Taxes were reflected on any Return). The unpaid Taxes of Company did not, as of the Interim

Balance Sheet Date, exceed the amount accrued for Taxes payable (for clarity, excluding any deferred Tax Liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the Interim Balance Sheet Date, Company has not incurred any Liability for Taxes, except in the ordinary course of business.

(c) Company has (i) withheld all Taxes required to be withheld in respect of all payments to employees, officers, directors, contractors and any other Persons, and (ii) timely remitted all such Taxes withheld to the appropriate Governmental Entity in accordance with Applicable Laws.

(d) Company has (i) collected all sales, use, value added, goods and services, and similar Taxes required to be collected, and (ii) timely remitted all such Taxes collected to the appropriate Governmental Entity in accordance with Applicable Laws.

(e) There are no liens for Taxes upon any asset of Company, except for Taxes not yet due and payable. There are no claimed, proposed, or asserted Tax deficiencies or assessments of Tax with respect to Company that have not been fully paid.

(f) There are no Tax Contests pending or being conducted. Company has not received from any Governmental Entity any (i) notice indicating an intent to commence any Tax Contest, (ii) notice of deficiency, proposed adjustment, notice of assessment, or notice of lien with respect to Taxes (whether claimed, proposed, asserted, or assessed), or (iii) request for information with respect to Taxes. No Governmental Entity in a jurisdiction where Company does not file Returns has made any claim that Company is or may be subject to Tax in that jurisdiction.

(g) Company has made available to Parent true, correct, and complete copies of all (i) Returns filed by Company (including related work papers) for all taxable years since the Company’s inception and (ii) correspondence with any Governmental Entity related to Taxes (including revenue agents reports, examination reports, notices of deficiency, proposed adjustments, notices of assessment, notices of liens, rulings, and closing agreements) for all taxable periods for which the statute of limitations has not expired.

(h) Company has not entered into or requested any agreement to extend or waive the statutory period of limitations for the assessment or collection of Taxes. No power of attorney is currently in effect with respect to any Taxes or Returns of Company.

(i) Company is not, nor has ever been, a member of any Tax Group. Company has no Liability for Taxes of any other Person (i) as a result of being or ceasing to be a member of any Tax Group (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of other Applicable Law), or (ii) arising under contract, by operation of law, by reason of being a successor or transferee, or otherwise. Company is not party to or bound by any contract, agreement, or other arrangement regarding the sharing or allocation of either Liability for Taxes or payment of Taxes.

(j) Parent will not be required to include any item of income in, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made by Company on or prior to the Closing Date pursuant to Code Section 481(a) (or any comparable provision of other Applicable Law), (ii) closing agreement described in Code Section 7121 (or any comparable provision of other Applicable Law) entered into by Company on or prior to the Closing Date, (iii) installment sale or open transaction disposition made by Company on or prior to the Closing Date, or (iv) prepaid amount (other than the deferred revenue amounts set forth in Section 3.1.17(j) of the Company Disclosure Schedule) received by Company on or prior to the Closing Date.

(k) In connection with the consummation of the Transactions, no payment or benefit has been, will be, or may be made or provided under this Agreement, under any arrangement contemplated by this Agreement, or under any Plan that, either alone or together with any other payments or benefits, constitutes or could constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (or any comparable provision of other Applicable Law). None of Company, Parent, or any affiliate of Parent will be obligated to pay or reimburse any Person for any Taxes imposed under Code Section 4999 (or any comparable provision of other Applicable Law) as a result of the consummation of the Transactions, either alone or in connection with any other event.

(l) All Plans that are “nonqualified deferred compensation plans” within the meaning of Code Section 409A(d)(1) satisfy in all material respects the requirements of Code Sections 409A(a)(2), 409A(a)(3), and 409A(a)(4) and the guidance thereunder and have been operated in accordance with such requirements in all material respects.

(m) To the Knowledge of the Company, each election made under Code Section 83(b) with respect to the issuance of any Company Share was timely and valid, and each such election is currently in effect and has not been revoked, terminated, or declared invalid. No payment to any holder of Company Shares of any consideration in accordance with this Agreement will result in compensation income to such holder of Company Shares.

(n) Company has not taken any position on a Return that could result in an “underpayment” of Tax within the meaning of Code Section 6662 (or any comparable provision of other Applicable Law). Company has not (i) “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any “reportable transaction” or “listed transaction” within the respective meanings of such terms under Code Section 6707A(c) or (ii) entered into or engaged in any other transaction requiring disclosure under a comparable provision of other Applicable Law.

(o) Company has not been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two years before the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(p) Company is not and has never been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

3.1.18 [Intentionally Omitted.]

3.1.19 Intellectual Property.

(a) Section 3.1.19(a) of the Company Disclosure Schedule contains an accurate and complete list of each item of Registered Intellectual Property that is Company Intellectual Property (whether owned jointly or exclusively by the Company), specifying, to the extent applicable, the jurisdiction in which such item of Registered Intellectual Property has been issued or registered or filed or applied for and the applicable registration or serial number (collectively, the “Company Registered Intellectual Property”).

(b) To the Company’s Knowledge, all issued or registered Company Registered Intellectual Property is enforceable and valid, and, to the Knowledge of the Company, all applied for Company Registered Intellectual Property is the subject of valid and pending applications therefor.

(c) The Company exclusively owns and possesses all right, title and interest in and to, free and clear of any Encumbrances (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business) or holds a license pursuant to a valid and enforceable written agreement to all Intellectual Property Rights used in or necessary to operate the Company’s business as currently conducted, including all Intellectual Property Rights embodied in the Company Products; provided, however, that to the extent the foregoing representation applies to any third-party patent rights, such representation is made only to the Knowledge of the Company. The Company has not granted to any Person any exclusive rights or exclusive license in any Company Intellectual Property. All use and distribution of Company Products by or through the Company complies in all material respects with all licenses granted to the Company applicable to the use or distribution of Company Products. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company in or to any of the Company Intellectual Property or Third Party Intellectual Property, and all of the Company Intellectual Property and Third Party Intellectual Property shall be owned or licensed for use by the Company on an exclusive or non-exclusive basis immediately after the Closing Date on terms and conditions identical to those under which the Company owned or used the same immediately prior to the Closing Date. All amounts payable before the date of this Agreement by Company to all Persons involved in the research, development, conception or reduction to practice of Company Intellectual Property have been paid in full. The transactions contemplated hereby shall not grant to or allow any Person any ownership interest in, or any right to use, any Company Intellectual Property.

(d)(i) To the Company’s Knowledge, the Company has not infringed, misappropriated, diluted or otherwise violated (collectively, “Infringement”, Infringe”, “Infringed” or “Infringing”), and the operation of the Company’s business as currently conducted and as currently proposed to be conducted does not Infringe any Intellectual Property Rights of any Person, and the Company is not aware of any facts that indicate a likelihood of any of the foregoing, (ii) no claim of Infringement against (A) the Company or (B) to the Knowledge of the Company, any Person, who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company for such Infringement, is pending or, to the Knowledge of the Company, threatened (including any demands or offers to license any Intellectual Property Rights from another Person), and (iii) no claim has been made, is presently pending, or, to the Knowledge of the Company, is threatened, challenging the Company’s exclusive ownership or use, or the validity, enforceability or registrability of any of the Company Intellectual Property, and no Company Intellectual Property or Company Product is subject to any proceeding or subject to any outstanding order, consent, settlement, decree, injunction, judgment or ruling (in each case involving the Company) that restricts in any manner the use, transfer or licensing thereof by or for the Company or may affect the validity, use, enforceability or registrability of the Company Products or the Company Intellectual Property; and (iv) the Company has neither requested nor received any opinions of counsel related to the foregoing.

(e) To the Knowledge of the Company, no Person has Infringed, or is Infringing, any of the Intellectual Property Rights applicable to the Company Intellectual Property or Company Products.

(f) Section 3.1.19(f) of the Company Disclosure Schedule lists an accurate and complete list and description (including a name, product description, version level, and language in which it is written) of all Company Proprietary Software which is (i) licensed, offered or provided to customers of the Company as a part of or in conjunction with a Company Product (whether by being embedded in, incorporated into, combined with, linked with, distributed with, provided as a service with, or otherwise made available to or used by customers with such Company Product), or (ii) material to the development, provision or support of the Company Products. Section 3.1.19(f) of the Company Disclosure Schedule lists all contracts pursuant to which Company has granted any Person any rights or licenses, to any Company Intellectual Property or Company Products (including rights to use, distribute or resell any Company Products) or has agreed to or is required to, provide or perform any services related to any

Company Product (“Out-Licenses, “ and, together with the In-Licenses, as defined below, the “IP Contracts”), other than non-exclusive licenses, service agreements, and related agreements with respect thereto (including maintenance and support agreements) of Company Products to end-users and distributors, in each case, pursuant to a written contract that has been entered into in the ordinary course of business that does not materially differ from the Company’s standard forms which have been made available.

(g) Section 3.1.19(g) of the Company Disclosure Schedule lists an accurate and complete list (including name, product description/functionality, and reference to the applicable license agreement) of each item of third party Software, including Open Source Software, that is: (i) licensed, offered or provided to customers of the Company as a part of or in conjunction with a Company Product (whether by being embedded in, incorporated into, combined with, linked with, distributed with, provided as a service with, or otherwise made available to or used by customers with such Company Product), (ii) used in the development, provision or support of the Company Products, or (iii) used by the Company for its back-office operations and for which the Company paid more than $5,000 in the aggregate in license fees or pays more than $5,000 in annual support fees; excluding solely from the lists of Subsections (ii) and (iii) commercially available “off-the-shelf” or “shrink-wrapped” Software with a total replacement cost of less than $5,000 (collectively, all of the foregoing listed under (i), (ii) and (iii), the “Third Party Software”). No licensor to the Company of any such Third Party Software has ownership rights in or exclusive license rights to improvements or derivative works made by the Company of such Third Party Software. Section 3.1.19(g) of the Company Disclosure Schedule lists all contracts (other than commercially available “off-the-shelf” or “shrink-wrapped” Software licenses with a total replacement cost of less than $5,000, customary confidentiality and/or non-disclosure agreements, and employee invention and assignment agreements on Company’s standard forms) pursuant to which a third party has licensed or granted any right to the Company with respect to any Intellectual Property Rights (“In-Licenses”). The Company is not, and following the Closing, neither the Surviving Corporation nor Parent will be, required to make or accrue any royalty or other payment to any third party under any of the In-Licenses in connection with the business of Company or any Company Product.

(h) The Company has in its possession (i) the source code and object code for all Company Proprietary Software and (to the extent needed for the operation of Company’s business) copies of the source and/or object code for all Third Party Software used or distributed with the Company Products, and (ii) reasonably complete technical documentation or user manuals (including any and all engineering specifications and program flow-charts) for all releases or versions of the Company Products that are currently, or were in the past two (2) years, in use by the Company, made available for distribution to the Company customers, or supported by the Company. The Company has not disclosed, delivered, licensed or otherwise made available, and the Company does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or make available, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of, the source code for Company Proprietary Software to any Person other than employees of the Company. The Company Proprietary Software included in and, to the Knowledge of the Company, the Third Party Software that is incorporated or embedded in, linked with, or distributed in connection with, any Company Products, does not contain any Harmful Code.

(i) Except as set forth in Section 3.1.19(i) of the Company Disclosure Schedule, the Company Proprietary Software included in and, to the Knowledge of the Company, the Third Party Software that is used, incorporated or embedded in, linked with, or distributed in connection with, any Company Products, does not contain and is not in any manner derived from any Open Source Software, or any modification or derivative thereof. Section 3.1.19(i) of the Company Disclosure Schedule contains an accurate and complete list of each item of Open Source Software incorporated or embedded in, linked with, or distributed in connection with any Company Products, and describes (i) the applicable license terms, (ii) whether (and, if so, how) such Open Source Software was modified by or for the Company, (iii) whether such Open Source Software was distributed by or for the Company, and (iv) where applicable, how such Open Source Software is integrated with or interacts with the Company Product(s) or any portion thereof. Where the Company has distributed Open Source Software, the Company has complied in all material respects with the attribution and other license requirements applicable to such distribution of such Open Source Software. The Company does not use and has not used Open Source Software (whether by incorporating, embedding, linking, bundling, combining, distributing or otherwise making available, Open Source Software with or into the Company Products, or for providing the Company Products on a software-as-a-service, web-based application or service basis, including using Open Source Software (or portions thereof) from which the Company Products inherit, link, or otherwise call functionality (including libraries or other shared-source repositories)) (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any Company Intellectual Property, or (B) under any license requiring the Company to disclose or distribute the source code to any Company Products, to license the source code to any Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any Company Products at no or minimal charge. The Company has not received any requests from any Person for disclosure of the source code to any of the Company Products. The Company uses commercially reasonable procedures to review the requirements associated with the use of Open Source Software prior to the use thereof in connection with any Company Product.

(j) Company is a not party to or bound by any agreement containing any covenant (i) that limits the right of Company, or that would limit the right of the Company after Closing, to engage or compete in any line of business or to compete with any Person, (ii) granting to any Person any exclusive rights (including rights which are partially exclusive or exclusive only as to a specific territory or field) or sublicensing rights with respect to the Company Products or Company Intellectual Property, (iii) providing “most favored nations” or similar rights to any Person with respect to Company Intellectual Property or Company Products, or (iv) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company after Closing to use, market, import, sell, distribute, manufacture or otherwise exploit any Company Products or Company Intellectual Property, or to conduct the Company’s business.

(k) Neither the execution, delivery or performance by the Company of this Agreement nor the completion of the Transactions will result in: (i) the breach, modification, cancellation, termination, or suspension of any of the Company’s licenses with respect to Third Party Intellectual Property or the acceleration of any payments with respect thereto, or give rise to any right to modify, cancel, terminate or suspend any such licenses or the right to accelerate any payments with respect thereto, (ii) the loss or impairment of ownership rights or any other rights to or under the Company Intellectual Property or Third Party Intellectual Property, (iii) Company granting to any third party any incremental right to or with respect to or any non-assertion under any Company Intellectual Property; (iv) Company being bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of its business, or (v) Company being obligated to pay any incremental royalties or other amounts, offer any incremental discounts, or being bound by any incremental “most favored pricing” terms to any third party, in each case other than as a result of any contracts or agreements to which Company is a party prior to Closing. As used in this Section 3.1.19(k), an “incremental” right, non-compete restriction, royalty, “most favored pricing” term or discount refers to a right, non-compete restriction, royalty, “most favored pricing” term or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the Parties to this Agreement not entered into this Agreement or completed the Transactions.

(l) None of Company’s agreements (including any agreement for the performance of professional services by or on behalf of Company), confers upon any third party any ownership right, license or other right with respect to any Intellectual Property developed or delivered in connection with such agreement, other than end-user rights granted to customers for Company Products delivered in the ordinary course of business. The Company has not entered into any agreement to provide custom development with respect to any Company Product.

(m) The Company has taken reasonable and appropriate actions, consistent with industry norms, to maintain, protect and enforce all of the Company Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information. All Persons who have directly contributed to the creation or development of the Company Products: (i) have executed and are legally bound by a written nondisclosure agreement (in the form provided to Parent) applicable to the protection of Company’s confidential information and to which the Company is the beneficiary either directly or indirectly, and (ii) have executed and are legally bound by a written agreement of assignment (in the form provided to Parent) in favor of the Company as assignee that conveys to the Company a present grant of exclusive ownership of all Intellectual Property Rights developed for the Company by such Persons, either directly or indirectly, without further payment being owed to such Persons or without any restrictions or obligations on the use or ownership of such Intellectual Property Rights.

(n) No funding, facilities or personnel of any Governmental Entity, university, college, other educational institution or research center were used to develop or create, in whole or in part, any Company Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any claim or right of an ownership or financial nature in or to any Company Intellectual Property. No current or former employee, consultant or independent contractor of Company who is or was directly involved in, or who has directly contributed or is directly contributing to, the creation or development of any Company Intellectual Property, has performed services for, or was an employee of, or was otherwise engaged by any third party (including any Governmental Entity, a university, college or other educational institution, research center, or organization whose primary purpose is to create or foster the creation of open source material) during or prior to the time of his/her employment or engagement by Company, in a manner that may provide basis for any claim, interest, or right of such third party with respect to Company Intellectual Property.

(o) The computer systems, including Software, used by the Company in the operation of its business (collectively, the “Business Systems”) are sufficient for the immediate purposes of such business as currently conducted. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith. In the last eighteen (18) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(p) The Company in connection with its business has collected, used, exported, imported and protected all personally identifiable information and other information relating to individuals protected by laws, in all material respects in accordance with its privacy policy and with all applicable laws. There have not been, to the Knowledge of the Company, any material breaches of the foregoing by the Company, and there have not been any written complaints or notices of any such breaches made against the Company. The Company maintains a privacy policy on its corporate website in conformance with applicable industry standards and the Company is and has been in compliance with such privacy policy in all material respects. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Company’s obligations hereunder or thereunder, will not materially violate any applicable law, rule, or regulation or any of Company’s contractual obligations with respect to personally identifiable information.

(q) Company takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper collection and use including appropriate backup, security, and disaster recovery technology, and to Company’s Knowledge no Person has gained unauthorized access to any Company software, data, systems, or networks.

3.1.20 Vote Required. The affirmative written consent of stockholders holding (i) at least a majority of the outstanding shares of Preferred Stock and Common Stock (voting together as a single class on an as-converted basis), (ii) at least 65% of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), and (iii) a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”) are the only votes of the holders of Company’s capital stock necessary to approve and adopt this Agreement and the consummation of the Transactions.

3.1.21 Brokers’ and Other Fees. Other than Architect Partners LLC, neither Company nor its stockholders, directors, officers, or employees has employed any investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Company that would be entitled to any fee or commission from Company, Parent, or any of Parent’s Affiliates in connection with or upon consummation of the Transactions.

3.1.22 Complete Copies of Materials. Company has delivered or made available to Parent true and complete copies of each document listed in the Company Disclosure Schedule, including all amendments, supplements, modifications and side letters related thereto.

3.1.23 Board and Stockholder Approval. Company’s board of directors has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of Company and its stockholders, (b) approved and adopted this Agreement and the Transactions, including the Merger, and (c) recommended the Merger and approval and adoption of this Agreement and each of the Transactions by Company’s stockholders, and none of such actions by Company’s board of directors has been amended, rescinded, or modified. Company’s stockholders holding (i) at least a majority of the outstanding shares of Preferred Stock and Common Stock (voting together as a single class on an as-converted basis), (ii) at least 65% of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), and (iii) at least a majority of the outstanding shares of Common Stock, have (a) approved and adopted this Agreement and each of the Transactions, and (b) waived any appraisal rights in connection with completion of the Transactions.

3.1.24 Insurance. Company has made available to Parent a copy of all current insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of Company. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance with the terms of such policies and bonds in all material respects. There has been no threatened termination of, or premium increase with respect to, any such policies. Company has no pending claims for insurance.

3.1.25 Accounts Receivable. All of the accounts receivable shown on the balance sheet of Company as of the Interim Balance Sheet Date and all accounts receivable arising thereafter have been collected or are current and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such balance sheet and net of returns and payment discounts allowable by Company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within 60 days of the due date, and are not subject to counterclaims or setoffs.

3.1.26 Personal Property. Company has good and marketable title, free and clear of all Encumbrances (other than Permitted Liens) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise (provided that this Section 3.1.26 does not apply to Intellectual Property Rights or leased property, which are addressed in other provisions of the Agreement), reflected on the balance sheet of Company as of the Interim Balance Sheet Date or used in Company’s business as of the Interim Balance Sheet Date even if not reflected thereon. Company’s personal property is sufficient for the conduct of Company’s business as currently conducted.

3.1.27 Certain Transactions. To the Knowledge of Company, except for (a) relationships with Company as an officer, director or employee (and compensation by Company in consideration of such services) and (b) relationships with Company as holders of Company Shares, none of the directors, officers, or holders of 5% or more of the Company Shares, or any member of any of their immediate families, is at present a party to any contract, agreement, or other arrangement (x) providing for the furnishing of services to or by, (y) providing for rental of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has a 5% or more interest (as a stockholder, partner, beneficiary, or otherwise) or is a director, officer, employee, trustee, supplier, distributor, or customer of Company.

3.1.28 Product Warranty and Service Level Obligations.

(a) Company’s product warranty or service level obligation reserves are adequate given historical claims against such reserves.

(b) Each Company Product sold, distributed, promoted, licensed, or otherwise made available by Company has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other agreement or contract and with all applicable laws.

(c) All services that have been performed by Company were performed in substantial conformity with the terms and requirements of all applicable agreements and contracts and with all applicable laws.

(d) No customer or other Person has asserted or, to Company’s Knowledge, threatened to assert any material claim against Company (i) under or based upon any warranty provided by or on behalf of Company, or (ii) based upon any services performed by Company.

3.1.29 Corporate Documents. Company has delivered or made available to Parent complete and correct copies of Company’s certificate of incorporation, bylaws, stock records, and minute books, in each case, as amended to the date hereof. The minute books of Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Company and its board of directors (and each committee thereof), and the stock records of Company contain correct and complete records of all original issuances and subsequent transfers, repurchases, and cancellations of Company’s capital stock.

3.1.30 Disclosure. No representation or warranty made by Company in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Company pursuant to this Agreement, contains as of the date hereof any untrue statement of a material fact, or omits as of the date hereof to state a material fact necessary to make the statements or facts contained herein not misleading, in light of the circumstances under which they were made.

3.1.31 Reliance. Company makes the foregoing representations and warranties with the knowledge and expectation that Parent and Sub are placing reliance thereon.

3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to Company as follows:

3.2.1 Organization; Standing and Power. Each of Parent and Sub is a corporation duly organized and validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary.

3.2.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Parent and Sub of this Agreement and the performance of Parent’s and Sub’s respective obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, nor or hereafter in effect, affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.2.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement to which Parent or Sub, as applicable, is a party do not, and the consummation by Parent or Sub, as applicable, of the Transactions will not, conflict with or result in any Violation under (a) any provision of the articles of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Sub, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, in each case that would prevent Parent or Sub from consummating the Transactions or would result in a Parent Material Adverse Effect. No Governmental Consent is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the Transactions, except for the filing of the Certificate of Merger in accordance with the DGCL.

3.2.4 Brokers’ and Other Fees. Neither Parent nor any of its officers or directors, nor Sub nor any of its officers, on behalf of Parent or Sub, has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the Company Holders.

3.2.5 Sub’s Operations. Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. All of the issued and outstanding shares of common stock of Sub have been validly issued, are fully paid and nonassessable and are owned as of the date hereof, and will be owned, as of the Closing Date, either directly or indirectly, by Parent, free and clear of any liens

3.2.6 Reliance. Parent and Sub make the foregoing representations and warranties with the knowledge and expectation that Company is placing reliance thereon.

3.2.7 Disclosure. No representation or warranty made by Parent or Sub in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Parent or Sub pursuant to this Agreement, contains as of the date hereof any untrue statement of a material fact, or omits as of the date hereof to state a material fact necessary to make the statements or facts contained herein not misleading, in light of the circumstances under which they were made.

ARTICLE 4

COVENANTS

4.1 Tax Matters.

(a) All contracts, agreements, or other arrangements regarding the sharing or allocation of either Liability for Taxes or payment of Taxes to which Company is a party or by which Company is bound will be terminated as of the Closing Date (and will have no further effect for any Tax period).

(b) Each Company Holder will (i) be responsible for and timely pay all transfer, documentary, sales, use, stamp, value added, goods and services, registration, and similar Taxes (including any share transfer and real property transfer Taxes) applicable to such Company Holder, arising in connection with or as a result of the Transactions, and (ii) properly prepare and timely file, at its own expense, all Returns with respect to such Taxes.

(c) Notwithstanding anything to the contrary in this Agreement (including Section 6.3), following the Effective Time, Parent will have the right to conduct and control, through counsel of Parent’s choosing, the defense of any Tax Contest; provided, however, that to the extent that any Tax Contest could reasonably give rise to an indemnification claim by Parent or Surviving Corporation under ARTICLE 6, Parent will (i) provide notice of such Tax Contest to the Stockholders’ Representative within 30 days after receiving written notice of the commencement of such Tax Contest from the relevant Governmental Entity (provided that any failure by Parent to provide such notice to the Stockholders’ Representative within such period will not relieve the Company Holders of any Liability to Parent and the Surviving Corporation, except and only to the extent that the Stockholders’ Representative demonstrates that the Company Holders have been materially prejudiced by such failure by Parent to provide such notice to the Stockholders’ Representative within such period), (ii) provide to the Stockholders’ Representative all information reasonably requested by the Stockholders’ Representative regarding such Tax Contest, (iii) permit the Stockholders’ Representative to evaluate and comment on such Tax Contest, and (iv) reasonably and in good faith consider any such comments of the Stockholders’ Representative. Parent may settle, adjust, or compromise any Tax Contest without the consent of the Stockholders’ Representative. However, without the prior written consent of the Stockholders’ Representative (which consent (i) will not be unreasonably withheld, delayed, or conditioned and (ii) will be deemed to have been given unless the Stockholders’ Representative objects in writing within fifteen (15) days after a written request for such consent by Parent), no settlement, adjustment, or compromise of any Tax Contest will be determinative of the existence of a claim for indemnification under ARTICLE 6 or the amount of Indemnifiable Amounts relating to such claim. In the event that the Stockholders’ Representative consents in writing to (or is deemed to have consented to) any settlement, adjustment, or compromise of any Tax Contest, neither the Stockholders’ Representative nor any Company Holder will have any power or authority to object under any provision of ARTICLE 6 to the amount of any claim by Parent or Surviving Corporation for indemnification under ARTICLE 6 with respect to such settlement, adjustment, or compromise.

(d) In the case of a Straddle Period: (i) the amount of any Taxes based on or measured by income, gains, receipts or payments of Company for the portion of such Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) the amount of any other Taxes of Company that relate to the portion of such Straddle Period through the end of the Closing Date will be deemed to be the total amount of such Taxes for the Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such Straddle Period.

(e) Any payment made in accordance with ARTICLE 6 will be treated for Tax purposes as an adjustment to the consideration paid by Parent under this Agreement, unless otherwise required under Applicable Law.

(f) Before or immediately following the Effective Time, Company will (i) submit to all Persons entitled to vote (within the meaning of the Treasury Regulations under Code Section 280G) the material facts concerning all payments and benefits that Parent reasonably believes, in the absence of shareholder approval of such payments and benefits, could be “parachute payments” within the meaning of Code Section 280G(b)(2) (“Parachute Payments”), in form and substance reasonably satisfactory to Parent and its counsel, which will satisfy all requirements of Code Section 280G(b)(5)(B) and the Treasury Regulations thereunder, and (ii) solicit the approval and consent of all such Persons with respect to the Parachute Payments. Company’s board of directors will recommend approval of the Parachute Payments, unless Company’s board of directors believes in good faith, after consultation with Company’s counsel, that such recommendation would be inconsistent with the fiduciary duties of Company’s board of directors under Applicable Law.

4.2 Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such cost or expense.

4.3 Additional Agreements. In the event that at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Company or Sub, the proper officers and directors of each corporation that is a party to this Agreement will use commercially reasonable efforts to take all such action.

4.4 Announcements. Parent will issue the initial press release concerning this Agreement and the Transactions. Neither Company nor any Company Holder (and each of them will use its commercially reasonable efforts to ensure that none of their respective Representatives) will make any public announcement concerning this Agreement and the Transactions without the prior written consent of Parent. After the Effective Time, the Company Holders will not make any communication to Company’s customers, advertisers, or suppliers with respect to this Agreement or the Transactions without the prior written consent of Parent.

4.5 Indemnification of Company Officers and Directors.

(a) For a period of at least six (6) years following the Effective Time, the Surviving Corporation or its successor shall, and Parent shall cause the Surviving Corporation or its successor to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under Applicable Law, the Company’s certificate of incorporation as in effect on the date hereof and pursuant to the indemnification agreements listed in Section 3.1.16(a)(ii) of the Company Disclosure Schedule insofar as such indemnification, advancement of expenses and exculpation for acts or omissions provisions relate to the directors and officers of the Company set forth in such schedule (such directors and officers being herein called the “Company Indemnitees”), regardless of whether any proceeding relating to any Company Indemnitee’s rights to indemnification or advancement of expenses or to any such acts or omissions is commenced before or after the Closing. The rights of each Company Indemnitee shall be enforceable by each such Company Indemnitee or his or her heirs, personal representatives, successors or assigns. If any claim is made against or involves any Company Indemnitee on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 4.5 shall continue in effect with respect to such claim until the final disposition thereof. The obligations of Parent, the Surviving Corporation and its successors under this Section 4.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnitee (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Company Indemnitee (or his or her heirs, personal representatives, successors or assigns, as applicable). The Surviving Corporation or its successor shall pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnitee (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such Person that is successful to enforce the obligations of Parent, the Surviving Corporation or its successors under this Section 4.5.

(b) Company has prepaid for a period of six (6) years after the Effective Time, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (copies of which have been made available by the Company to Parent and its representatives prior to the date hereof) for acts or omissions occurring prior to the Effective Time. Neither Parent nor the Surviving Corporation shall cancel such policy during the prepaid policy period.

(c) The provisions of this Section 4.5 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnitees. This Section 4.5 is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Parent or the Surviving Corporation first arising after the Closing Date by contract or otherwise.

4.6 Employee Matters. As of and following the Closing Date, Parent shall maintain for Continuing Employees, and, as applicable, their eligible dependents, the employee welfare benefit plans, programs or policies of Company and any plan of Company intended to qualify within the meaning of Section 401(a) of the Code, until such time as Parent determines to terminate such plans or merge such plans into plans of Parent. Upon termination or merger of such plans, Parent will provide for Continuing Employees, and, as applicable, their eligible dependents, coverage that is the same or substantially similar to the coverage provided to similarly situated employees under Parent’s plans. Continuing Employees shall receive credit for purposes of eligibility and vesting for years of service with Company or any of its Subsidiaries prior to the Closing Date in the applicable pension plan (intended to qualify within the meaning of Section 401(a) of the Code) of Parent. Continuing Employees shall also commence employment with Parent (or a subsidiary of Parent) (i) at an annual base salary of not less than such employee’s annual base salary that was in effect immediately prior to the Closing Date, with such base salary remaining the same for a period of not less than one year following the Closing Date, and (ii) only with respect to sales professionals, remain eligible for the same (or greater) commission opportunities as was provided to such employees prior to the Closing. Notwithstanding anything to the contrary, any such credit and waiver will not result in duplication of benefits.

ARTICLE 5

CLOSING DELIVERIES

5.1 Closing Deliveries by Parent and Sub. Parent and Sub shall cause to be delivered each of the following:

5.1.1 Escrow Agreement. At the Closing, to the Stockholders’ Representative, the Escrow Agreement, duly executed by Parent and the Escrow Agent.

5.1.2 Escrow Fund. No later than one business day following the Closing, to the Escrow Agent, the Escrow Amount.

5.1.3 Closing Cash Amounts. No later than one business day following the Closing, to each Company Holder who has complied with Section 2.11.1, the portion of the Closing Merger Consideration payable to such Company Holder by wire transfer of immediately available funds.

5.1.4 Restricted Stock Agreements. At the Closing to each employee listed on Schedule 2.10, a Restricted Stock Agreement for the number of shares of Parent Common Stock calculated in accordance with Section 2.10 of this Agreement.

5.2 Closing Actions and Deliveries by Company and Company Holders. At the Closing, Company and the Company Holders shall cause the following actions to be taken, and deliveries to be made, to or for the benefit of Parent and Sub:

5.2.1 Section 280G of the Code. Company shall provide to Parent evidence reasonably satisfactory to Parent that (a) stockholders holding sufficient shares to constitute the requisite stockholder approval under Code Section 280G(b)(5)(B) have been solicited to provide the requisite stockholder approval with respect to any Parachute Payments, and (b) in the event the requisite shareholder approval under Code Section 280G(b)(5)(B) with respect to such Parachute Payments is not obtained, such Parachute Payments will not be made, retained, or provided, pursuant to the Parachute Payment Waiver Agreements entered into by the affected individuals.

5.2.2 Company Secretary’s Certificate. Company shall deliver to Parent and Sub a certificate, dated the Closing Date and executed by the Secretary of Company, attaching (a) the certificate of incorporation and bylaws of the Company, as in effect on the date of this Agreement, (b) complete and correct copies of resolutions of Company board of directors authorizing the execution and delivery of this Agreement and completion of the Transactions, and recommending the Agreement to the Company Holders, and (c) a written consent signed by (1) the Company Holders holding at least a majority of the outstanding shares of Preferred Stock and Common Stock (voting together as a single class on an as-converted to Common Stock basis), (2) the Company Holders holding at least 65% of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis), and (3) the Company Holders holding at least a majority of the outstanding shares of Common Stock (voting together as a single class); consenting to (i) adoption of this Agreement and (ii) the Transactions involving the Company.

5.2.3 Required Consents and Notices. Company shall deliver to Parent and Sub duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates set forth in Schedule 5.2.3, and evidence reasonably satisfactory to Parent that Company has delivered the notices set forth in Schedule 5.2.3, if any.

5.2.4 Resignations. Parent shall have received resignations, in form and substance reasonably satisfactory to Parent, of all of the officers and directors of Company from their officer and director positions with Company.

5.2.5 Proprietary Information and Invention Assignment Agreements. Each Continuing Employee shall deliver to Parent a Nondisclosure/Assignment of Inventions Agreement with Parent’s standard terms executed by such employee.

5.2.6 Non-Solicitation Agreements. Each Company Holder listed on Schedule 5.2.6 shall deliver to Parent a non-solicitation agreement in the form attached hereto as Exhibit 5.2.6, executed by each such Company Holder.

5.2.7 Escrow Agreement. The Escrow Agreement, duly executed by the Stockholders’ Representative and the Escrow Agent, shall be delivered to Parent.

5.2.8 Carve Out Plan Spreadsheet. Company shall deliver the Carve Out Plan Spreadsheet.

5.2.9 Merger Consideration Spreadsheet. Company shall deliver the Merger Consideration Spreadsheet.

5.2.10 Company Transaction Expenses. Company shall deliver the Closing Date Expense Statement.

5.2.11 Restricted Stock Agreements. Each employee listed on Schedule 2.10 shall deliver to Parent a Restricted Stock Agreement executed by such employee.

5.2.12 FIRPTA Certificate. Company shall have delivered to Parent a duly authorized and executed certificate in substantially the form attached hereto as Exhibit 5.2.12, certifying that no interest in Company is a “United States real property interest” within the meaning of Code Section 897(c)(1) and otherwise satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3).

5.2.13 Termination of Certain Agreements. Company shall deliver evidence satisfactory to Parent that all agreements set forth in Schedule 5.2.13 have been terminated by the parties thereto.

5.2.14 Amendment of Certain Agreements. Company shall deliver evidence satisfactory to Parent that all agreements set forth in Schedule 5.2.14 have been entered into or amended as provided in such schedule, and such agreements and amendments are in full force and effect.

5.2.15 Certificate of Merger. Company shall deliver to Parent the Certificate of Merger, duly authorized and executed by Company.

5.2.16 Immigration Matters. Company shall deliver to Parent evidence satisfactory to Parent that the Continuing Employees are authorized to work in the United States as employees of Surviving Corporation.

5.2.17 Minute Books. Company will deliver to Parent all minute books of Company.

5.2.18 Closing Balance Sheet. Company will deliver to Parent an estimated, unaudited balance sheet of Company as of the Closing Date, prepared in good faith to comply in all material respects with all accounting requirements applicable to Company, prepared in accordance with GAAP consistently applied.

5.2.19 Release from Continuing Employees. Each Continuing Employee receiving a portion of the payment from the Carve Out Plan shall deliver to Parent a Release Agreement in the form attached hereto as Exhibit 5.2.19, executed by each such Continuing Employee.

ARTICLE 6

INDEMNIFICATION

6.1 General Indemnification. Subject to the limitations in this ARTICLE 6, the Company Holders severally, but not jointly, based on their respective Participation Percentages, by reason of their acceptance of the consideration provided for in Section 2.1 and by virtue of the Company Stockholder Approval and/or delivery of letters of transmittal to Parent in accordance with Section 2.11.1, will defend, indemnify, and hold Parent and Surviving Corporation harmless from and against, and reimburse Parent and Surviving Corporation with respect to, any and all Indemnifiable Amounts of every nature whatsoever actually incurred by Parent or Surviving Corporation arising out of:

(a) any Breach of any representation or warranty of Company in Section 3.1 of this Agreement (as qualified by the Company Disclosure Schedule);

(b) any Breach of any agreement or covenant required by this Agreement to be performed by the Company or the Company Holders;

(c) any Company Transaction Expenses not set forth on the Closing Date Expense Statement and any future employee bonuses existing at the time of the Closing that are not listed on Schedule 3.1.11(b);

(d) any Debt not paid at Closing;

(e) any inaccuracy or error in the Merger Consideration Spreadsheet or Carve Out Plan Spreadsheet;

(f) all Taxes of (or otherwise imposed on) Company with respect to any Pre-Closing Tax Period (in the case of any Straddle Period, calculated in the manner set forth in Section 4.1(d));

(g) any amounts paid to any Dissenting Stockholder in accordance with such Dissenting Stockholder’s assertion of appraisal rights in excess of the Merger Consideration such Dissenting Stockholder would have otherwise received; and

(h) the matters referenced on Schedule 6.1(h), if any.

For purposes of determining the failure of any representations or warranties to be true and correct, or any covenant to be complied with, and calculating the Indemnifiable Amounts relating thereto under this ARTICLE 6, the representations, warranties and covenants contained in this Agreement shall not be deemed qualified by any references to “materiality,” “Company Material Adverse Effect” or any similar standard or qualification.

6.2 Claims. Parent or Surviving Corporation will notify the Stockholders’ Representative reasonably promptly in writing of any claim that is not a Third Party Claim (as defined below) or related to a Tax Contest (which claims shall be covered solely by Sections 4.1(c) and 6.3, as applicable) with respect to which Parent or Surviving Corporation claims indemnification hereunder, which notice will (i) state that Parent or Surviving Corporation has determined in good faith that it has a bona fide claim for indemnification pursuant to this ARTICLE 6, (ii) state the aggregate amount of Indemnifiable Amounts arising from such claim, if known, and (iii) specify in reasonable detail the material facts known to Parent or Surviving Corporation giving rise to such claim (based upon the information within Parent’s Knowledge); provided, however, that any failure by Parent or Surviving Corporation to provide such notice to the Stockholders’ Representative promptly will not relieve the Company Holders of any Liability to Parent and the Surviving Corporation, except and only to the extent that the Stockholders’ Representative demonstrates that the Company Holders have been materially prejudiced by such failure by Parent to timely provide such notice to the Stockholders’ Representative.

6.3 Third Party Claims.

6.3.1 Notice. Except as otherwise provided in Section 4.1(c), whenever Parent or Surviving Corporation receives a written notice that an actual or possible claim, demand, suit, action, arbitration, investigation or proceeding has been or could reasonably be expected to be asserted by a third party, including a subpoena or written request from a Governmental Entity (provided that notice with respect to any Tax Contest will be covered solely by Section 4.1(c)) that would reasonably give rise to an indemnification claim by Parent or Surviving Corporation under this ARTICLE 6 (any such actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party being referred to as a “Third Party Claim”), Parent will provide reasonably prompt written notice to the Stockholders’ Representative of such Third Party Claim and of the related facts within Parent’s Knowledge after receiving such written notice and becoming aware that the Third Party Claim may give rise to indemnification under this Agreement, including the identity and address of the third-party claimant and copies of any formal demand or complaint; provided, however, that any failure by Parent to provide such notice to the Stockholders’ Representative promptly will not relieve the Company Holders of any Liability to Parent and the Surviving Corporation, except and only to the extent that the Stockholders’ Representative demonstrates that the Company Holders have been materially prejudiced by such failure by Parent to timely provide such notice to the Stockholders’ Representative.

6.3.2 Control of Third Party Claims. Parent will have the right in its sole discretion to conduct and control, through counsel of its own choosing, the defense of any Third Party Claim and will keep the Stockholders’ Representative informed of the status thereof, and will promptly provide copies of all correspondences, pleadings, filings and similar documents in connection therewith.

6.3.3 Participation by Stockholders’ Representative. Except as otherwise provided in Section 4.1(c), the Stockholders’ Representative will be entitled to participate in (but not conduct or control) the defense of a Third Party Claim at the expense of the Company Holders; provided that the Stockholders’ Representative will have the right to conduct and control, through counsel of its own choosing, the defense of any claim involving a demand for appraisal rights by a Dissenting Stockholder, with the defense of such claim being at the expense of the Company Holders (provided, that Parent and the Surviving Corporation shall be entitled to participate, but not conduct or control, the defense of claims involving a demand for appraisal rights, at their own expense).

6.3.4 Settlement of Third Party Claims. Parent may settle, adjust or compromise any Third Party Claim with or without the consent of the Stockholders’ Representative. However, without the prior written consent of the Stockholders’ Representative, which consent will not be unreasonably withheld, delayed or conditioned and which shall be deemed to have been given unless the Stockholders’ Representative shall have objected within thirty (30) days after a written request for such consent by Parent, no settlement, adjustment or compromise of any Third Party Claim shall be determinative of the existence of a claim for indemnification under this ARTICLE 6 or the amount of Indemnifiable Amounts relating to such claim. In the event that the Stockholders’ Representative has consented to any such settlement, adjustment or compromise, neither the Stockholders’ Representative nor any Company Holder shall have any power or authority to object under any provision of this ARTICLE 6 to the amount of any claim by Parent or Surviving Corporation for indemnity with respect to such settlement, adjustment or compromise.

6.4 Integral Part of Agreement. The indemnification provisions in this ARTICLE 6 are an integral part of this Agreement and the Merger in the absence of which Parent would not have entered into this Agreement.

6.5 Survival.

The representations and warranties in Section 3.1 and 3.2 of this Agreement or in any certificate or other document delivered in accordance with this Agreement will survive for a period ending on the date that is seventeen (17) months after the Closing Date; provided, however, that no time limit will apply other than the date that is 30 days after the expiration of the applicable statute of limitations period for indemnification arising from any claim for indemnification based on (a) any Breaches of representations and warranties in Sections 3.1.1 (Organization, Standing and Power), 3.1.2 (Capital Structure), 3.1.3 (Authority), 3.1.17 (Taxes) (collectively, the “Excluded Representations”), (b) any Breaches of representations and warranties in Sections 3.2.1 (Organization; Standing and Power), and 3.2.2 and (c) Fraud. The covenants and agreements contained in this Agreement will survive the Closing and will continue until fully performed or satisfied. Despite the above, no representation, warranty, covenant, or agreement will expire to the extent Parent has provided to the Stockholders’ Representative written notice of Parent’s claim for indemnification in accordance with the terms of this Agreement or the Escrow Agreement before the expiration of the applicable survival period. Claims for indemnification under Section 6.1(a) may only be brought on or before the applicable survival periods set forth in this Section 6.5. Claims for indemnification under Sections 6.1(b)-(h) and for Fraud may only be brought on or before the date that is thirty (30) days after the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof. The foregoing period during which claims for indemnification may be brought are referred to as the “Claims Period.”

6.6 Limitations.

(a) Despite any other provision in this ARTICLE 6, Parent or Surviving Corporation will be entitled to indemnification under clause (a) and clause (h) of Section 6.1 only if and to the extent the aggregate Indemnifiable Amounts that is finally determined to be indemnifiable pursuant to this ARTICLE 6 exceed $50,000 (the “Threshold Amount”); provided that the foregoing limitation will not apply to Indemnifiable Amounts arising out of Fraud or out of any Breaches of the Excluded Representations.

(b) The maximum liability of each Company Holder for Indemnifiable Amounts pursuant to any indemnification claim made by Parent or the Surviving Corporation pursuant to clause (a) and clause (h) of Section 6.1 shall be limited to an amount equal to such Company Holder’s Participation Percentage of $1,050,000 (the “Cap”); provided that the foregoing limitation will not apply to Indemnifiable Amounts arising out of Fraud, any Breaches of the Excluded Representations or any claim made pursuant to Sections 6.1(b)-(g). The maximum liability of each Company Holder for Indemnifiable Amounts pursuant to any indemnification claim made by Parent or the Surviving Corporation arising out of Fraud, any Breaches of the Excluded Representations or any claim made pursuant to Sections 6.1(b)-(g) shall be limited to the Merger Consideration (which, for the avoidance of doubt, shall be inclusive of the Cap) actually paid to such Company Holder.

(c) For the avoidance of doubt, the Threshold Amount set forth in Section 6.6(a) and the Cap set forth in Section 6.6(b) will not apply to Indemnifiable Amounts based upon, attributable to or resulting from any claim made pursuant to Sections 6.1(b)-(g), and all of such claims will be paid from the first dollar.

(d) Indemnification claims for Indemnifiable Amounts shall be recovered, first, from the Escrow Fund, and, second, only after the Escrow Fund has been exhausted, by way of a right of set-off against any portion of the Contingent Merger Consideration that has become earned but not yet paid to the Company Holders pursuant to this Agreement, and, third, only after such earned but unpaid Contingent Merger Consideration has been exhausted, directly from the Company Holders.

(e) Indemnifiable Amounts shall be calculated net of (i) the actual amounts received by Company or Parent against any applicable insurance of Company in existence as of the Closing and (ii) indemnity or contribution amounts actually received from third parties (which in each case Parent agrees to, or causes Surviving Corporation to, claim recovery from; provided that Parent may first recover its Indemnifiable Amount from the Company Holders, then refund any amount recovered by insurance or from third parties; provided further that all costs related to insurance collection and collection from third parties will be the sole cost of the Company Holders).

6.7 No Right of Indemnity or Contribution. Parent’s or Surviving Corporation’s right to indemnification pursuant to this ARTICLE 6 will be determined without regard to any right to indemnification to which any Company Holder may have in his or her capacity as an officer, director, employee, agent, or any other capacity of Company and no such holder will be entitled to any indemnification from Company or Surviving Corporation for amounts paid hereunder. The Company Holders will have no right of contribution from Surviving Corporation for Liabilities for such holders’ obligations under this ARTICLE 6.

6.8 Exclusive Remedy. With the exception of claims based upon Fraud, resort to indemnification under this ARTICLE 6 will be the sole and exclusive right and remedy of Parent and Surviving Corporation from and after the Effective Time for Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 6.8 or elsewhere in this Agreement will affect Parent’s or Surviving Corporation’s rights to bring a claim for injunctive relief or specific performance to the extent available). For clarity, this means that following the Effective Time (i) the indemnification provisions set forth in this ARTICLE 6 shall be the sole and exclusive remedy of Parent and Surviving Corporation for all indemnifiable matters set forth in Section 6.1, (ii) all applicable statutes of limitations or other claims periods with respect to all claims of indemnification pursuant to Section 6.1 shall be shortened to the applicable survival periods and Claims Periods expressly set forth in this ARTICLE 6, and (iii) Parent and Surviving Corporation irrevocably waive any and all rights they may have to make claims against the Company Holders under statutory and common law as a result of any Indemnifiable Amounts and any and all other damages incurred by Parent or Surviving Corporation with respect to this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this ARTICLE 6.

ARTICLE 7

GENERAL PROVISIONS

7.1 Notices. All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given upon: (a) personal delivery, (b) confirmed delivery by a standard overnight courier, (c) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a party as will be specified by notice given hereunder), or (d) transmitter’s confirmation of a receipt of a facsimile transmission; provided, however, that all notices and other communications that are required to be delivered to the Stockholders’ Representative hereunder shall be delivered by facsimile and email:

(i)	if to Parent or
	Surviving Corporation:	Digimarc Corporation 9405 SW Gemini Drive
Beaverton, Oregon 97008
Attention: Chief Legal Officer
Facsimile No.: 503-469-4777

	With a copy to:	Perkins Coie LLP
1120 NW Couch Street, 10th Floor
Portland, Oregon 97209
Attention: Roy W. Tucker
Facsimile No.: 503-727-2222

(ii)	if to Stockholders’
	Representative:	Fortis Advisors LLC Attention: Notice Department
Facsimile No.: 858-408-1843
Email: notices@fortisrep.com

7.2 Interpretation. As used in this Agreement, the terms “include,” “includes,” and “including” will be deemed in each case to be followed by the words “without limitation.” The respective parties hereto and their attorneys have negotiated this Agreement and the language hereof will not be construed for or against either party as drafter. The table of contents and headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. A reference to a section, schedule, or an exhibit means a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly set forth.

7.3 Counterparts. This Agreement may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (b) by electronic means, PDF or facsimile. The execution and delivery of a Signature Page - Agreement and Plan of Merger, in the form annexed to this Agreement, by any party hereto who has been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

7.4 Miscellaneous. This Agreement and the documents referred to in this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement (a) is not intended to confer upon any other Person any rights or remedies hereunder (except as otherwise expressly provided in this Agreement), and (b) will not be assigned by operation of law or otherwise except as otherwise specifically provided.

7.5 No Joint Venture. Nothing in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as set forth in Section 7.12, no party (a) is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party, (b) will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other, (c) will have any power or authority to bind or commit any other, or (d) will hold itself out as having any authority or relationship in contravention of this Section 7.5.

7.6 Governing Law. This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.7 Amendment. Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the parties hereto, if and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto; and is allowed under applicable law.

7.8 Extension, Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant hereto made to such party, and (c) waive compliance with any of the agreements, covenants, or conditions in this Agreement for the benefit of such party. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing and signed by the party against whom the waiver is to be effective.

7.9 Successors and Assigns. This Agreement will not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to (a) Parent, or (b) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, provided further, that no consent will be required in the event Parent sells the Surviving Corporation so long as any portion of the Contingent Consideration that could potentially be earned as of the date of such sale has been paid or Parent acknowledges in writing is deemed earned hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

7.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

7.11 Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any Oregon state or federal court sitting in Washington County or Multnomah County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Washington County or Multnomah County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

7.12 Stockholders’ Representative.

(a) By virtue of the Company Stockholder Approval and/or delivery of letters of transmittal to Parent in accordance with Section 2.11.1, and without any further act of the Company Holders, the Company Holders will be deemed to have appointed Fortis Advisors LLC (previously defined as the Stockholders’ Representative) as agent and attorney-in-fact for each Company Holder for all matters relating to this Agreement and to the Escrow Agreement, including to give and receive notices and communications; to bind the Company Holders to the terms of the Escrow Agreement; to authorize delivery of cash from the Escrow Fund or otherwise in satisfaction of claims by Parent or Surviving Corporation; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing, including without limitation, employ and obtain the advice of legal counsel, accountants and other professional advisors as the Stockholders’ Representative, in his, her or its sole discretion, deems necessary or advisable in the performance of his, her or its duties as the Stockholders’ Representative and to rely on their advice and counsel.

(b) The Stockholders’ Representative may be changed by the Company Holders from time to time upon not less than thirty (30) days’ prior written notice to Parent and the Stockholders’ Representative, provided that Company Holders holding a majority of the outstanding Company Shares as of the Closing Date agree to such removal of Fortis Advisors LLC and any successors thereto and to the identity of the substituted agent. A Stockholders’ Representative may resign at any time upon giving at least 30 days’ written notice to the Company Holders and Parent, except that no such resignation will become effective until the appointment of a successor Stockholders’ Representative. Upon resignation of a Stockholders’ Representative, Company Holders holding a majority of the outstanding Company Shares as of the Closing Date will agree on a successor Stockholders’ Representative thereto within 30 days after receiving such notice. If Company Holders holding a majority of the outstanding Company Shares as of the Closing Date fail to agree upon a successor Stockholders’ Representative within such time, the resigning Stockholders’ Representative will have the right to appoint a successor Stockholders’ Representative, or if a Stockholders’ Representative is not designated within forty-five (45) days after receipt of the initial notice, Parent will designate a successor Stockholders’ Representative. Any successor Stockholders’ Representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor Stockholders’ Representative as if originally named as Stockholders’ Representative and thereafter the resigning Stockholders’ Representative will be discharged from any further duties and Liability under this Agreement. No bond will be required of any Stockholders’ Representative. Notices or communications to or from the Stockholders’ Representative will constitute notice to or from each Company Holder for all matters relating to this Agreement and to the Escrow Agreement.

(c) During the Escrow Period and any period following the Escrow Period during which there is a bona fide dispute between Parent and/or the Surviving Corporation on the one hand, and the Company Holders on the other hand, the Stockholders’ Representative shall have reasonable access to information about the Surviving Corporation (including by electronic means, to the extent available) and Parent and the reasonable assistance of the Surviving Corporation’s and Parent’s officers and employees for purposes of performing its duties and exercising its rights under this Agreement, provided, that the Stockholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Parent to anyone (except on a need to know basis to individuals (identified to the Surviving Corporation and Parent in writing in advance) who agree in writing to treat such information confidentially).

(d) A decision, act, consent, or instruction of the Stockholders’ Representative relating to this Agreement or the Escrow Agreement will constitute a decision of the Company Holders and will be final, binding, and conclusive upon each such holder. Indemnified Persons may rely upon any such decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent, or instruction of the Company Holders. Parent, Surviving Corporation, and all other Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Stockholders’ Representative.

7.13 Stockholders’ Representative Limitation of Liability and Indemnification.

(a) To the maximum extent permissible by applicable legal requirement, the Stockholders’ Representative shall incur no liability of any kind to any Company Holder or any other Person with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with its services as the Stockholders’ Representative, except with respect to its own willful misconduct or gross negligence. Anything in this Agreement to the contrary notwithstanding, in no event shall the Stockholders Representative be liable under this Agreement or any of the ancillary agreements to the Company Holders for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if the Stockholders’ Representative has been advised of the likelihood of such loss or damage, no matter the form of action. The Stockholders’ Representative may act in reliance upon any signature believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Company Holder or other party. In all questions arising under this Agreement or any of the ancillary agreements, the Stockholders’ Representative may rely on the advice of counsel, accountants or other skilled persons, and the Stockholders’ Representative will not be liable to any Stockholder or any other Person for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice of counsel, accountants or other skilled persons, as the case may be. No provision of this Agreement or any of the transactions contemplated hereby shall require the Stockholders’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement, the Escrow Agreement or any ancillary agreement or any of the transactions contemplated hereby. Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions.

(b) The Stockholders Representative and its members, managers, directors, officers, agents and employees shall be indemnified, defended and held harmless as set forth from and against any and all losses or damages arising out of or in connection with the Stockholders’ Representative execution and performance of this Agreement, the Escrow Agreement and the ancillary agreements, or otherwise in connection with acting as the Stockholders’ Representative, in each case as such loss or damage is incurred. Any such losses or damages shall be recovered first from any distribution of the Escrow Funds or Contingent Merger Consideration otherwise distributable to the Company Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholders’ Representative to the Escrow Agent (the “Distributable Funds”), and second, directly from the Company Holders severally and not jointly. The Stockholders’ Representative is hereby granted a lien on, right of set-off against and security interest in the Distributable Funds for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder. Notwithstanding anything in this Agreement to the contrary, none of Parent or the Company or any of their respective Affiliates shall have any liability or obligation to indemnify, defend or hold harmless the Stockholders’ Representative. In addition, certain Company Holders (the “Advisory Group”) have concurrently herewith entered into a letter agreement with the Stockholders’ Representative regarding direction to be provided by the Advisory Group to the Stockholders’ Representative. The Advisory Group shall incur no liability to any Company Holders while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). All of the immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the resignation or removal of Stockholders’ Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(c) The parties hereto agree that to the extent the Stockholders’ Representative receives documents, spreadsheets or other forms of information from any party and the Stockholders’ Representative is required to deliver any such document, spreadsheet or other form of information to another party, the Stockholders’ Representative is not responsible for the content of such materials, nor is the Stockholders’ Representative responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information.

7.14 Non-Reliance. For purposes of this Agreement and the transactions contemplated hereby, Parent, Sub and the Company acknowledge and agree (i) that they are not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement as qualified by the Company Disclosure Schedule and in any document, certificate or other instrument delivered or to be delivered by or on behalf of Company pursuant to this Agreement, and (ii) that in connection with the Transactions, Parent has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the Company and no representation or warranty is being made by or on behalf of the Company with respect to such matters.

ARTICLE 8

DEFINITIONS

Unless otherwise specified herein, the following terms used in this Agreement shall have the following meanings:

“2012 Revenue Amount” has the meaning specified in Section 2.4.1.

“2013 Revenue Amount” has the meaning specified in Section 2.4.2.

“Accountant” has the meaning specified in Section 2.4.3

“Advisory Group” has the meaning specified in Section7.13(b).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Applicable Law” with respect to any Person, any international, foreign, national, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, judgment, order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including without limitation, all anti-money laundering laws, money transmitter and other money services laws, export and destination control regulations, banking laws, Office of Foreign Assets Control screening and similar requirements, Tax laws, consumer protection laws, laws that regulate deceptive acts and practices, applicable gift certificate and gift card laws, unclaimed property laws, privacy laws, the Payment Control Industry Data Standard and other data security laws, regulations and rules, and Environmental Laws.

“Breach” or “Breached”: A “Breach” of a representation, warranty, certification, covenant, obligation or other provision of this Agreement will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation or other provision of this Agreement will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach or failure.

“Business Systems” has the meaning specified in Section 3.1.19(o).

“Cap” has the meaning specified in Section 6.6(b).

“Carve Out Plan” has the meaning specified in Section 2.5.

“Carve Out Plan Spreadsheet” has the meaning specified in Section 2.5.

“Certificate” means a stock certificate representing Company Shares.

“Certificate of Merger” has the meaning specified in Section 1.1.

“Claims Period” has the meaning specified in Section 6.5

“Closing” has the meaning specified in Section 1.2.

“Closing Carve Out Plan Amount” has the meaning specified in Section 2.5.

“Closing Date” has the meaning specified in Section 1.2.

“Closing Date Expense Statement” has the meaning specified in Section 2.7.

“Closing Merger Consideration” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in Section 2.2.3(a).

“Company” has the meaning specified in the introductory paragraph hereof.

“Company Disclosure Schedule” has the meaning specified in Section 3.1.

“Company Holders” means the holders of Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series A-1 Stock.

“Company Indemnitees” has the meaning specified in Section 4.5(a).

“Company Intellectual Property” means all Intellectual Property Rights owned by the Company, including all Company Proprietary Software.

“Company Leases” means collectively all leases and subleases under which Company leases (a) real property (as either a tenant, subtenant or lessor), or (b) personal property that requires annual payments in excess of $10,000 with respect to each such lease or sublease of personal property, and in either case, all amendments, supplements, side letters and agreements related to the leases and subleases.

“Company Material Adverse Effect” means any event, change or effect (i) that is or is reasonably likely to be materially adverse to the financial condition, business, assets or results of operations of Company, except to the extent resulting from (A) changes in general economic conditions, (B) changes affecting Company’s industry generally, (C) acts of war or terrorism or earthquake or other natural disasters or acts of God, (D) any changes in Applicable Law, GAAP or accounting principles, (E) any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement, or (F) any failure of the Company to meet its financial forecasts or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred) (provided that in the case of clauses (A), (B), (C) and (D), such event, change, or effect does not affect Company in a substantially disproportionate manner), or (ii) that would materially impair the ability of Company to consummate the Transaction.

“Company Options” has the meaning specified in Section 3.1.2(a).

“Company Preferred Stock” means, collectively, the Company Series A Stock, Company Series B Stock, Company Series C Stock, Company Series D Stock and Company Series A-1 Stock.

“Company Products” means all products and services either existing or under development that have been within the past three (3) years, are currently, or are scheduled to be, marketed, sold, licensed, or distributed by or for the Company to its customers including software used internally to provide the services. For clarity, Company Products includes text fingerprinting and image fingerprinting Software used by the Company for the provision of services to its customers during the past three (3) years.

“Company Proprietary Software” means all Software owned by the Company, or Software particularly adapted by or for the Company for internal use to provide Company Products.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.1.19(a).

“CGCL” means the California General Corporation Law.

“Company Shares” means the shares of Company capital stock collectively.

“Company Stockholder Approval” has the meaning specified in Section 3.1.20.

“Company Stock Plan” has the meaning specified in Section 3.1.2(a).

“Company Transaction Expenses” means all fees, costs and expenses incurred by the Company on or before the Closing Date, whether paid or unpaid, in connection with the preparation, execution, delivery and performance of this Agreement, including (i) all fees, costs and expenses of agents, bankers, representatives, counsel and accountants, including the fees of Architect Partners LLC, (ii) the directors’ and officers’ liability insurance prepayment described in Section 4.5(b), and (iii) and the employee bonuses set forth on the Closing Date Expense Statement.

“Company Warrants” has the meaning specified in Section 3.1.2(a).

“Contingent Merger Consideration” means the First Contingent Merger Consideration and the Second Continent Merger Consideration, taken together.

“Continuing Employees” means Company employees who become employees of Parent or an Affiliate of Parent or who continue employment with the Surviving Corporation immediately after the Effective Time.

“Debt” means outstanding principal of, and accrued and unpaid interest on, and any premiums, fees (including prepayment fees), penalties and other amounts due upon prepayment and full satisfaction of, or assignment of, all bank or other third party indebtedness for borrowed money of Company, including the long-term and current portions of any indebtedness, debt line, bank credit agreement, promissory note or other related agreement, instrument or document (but specifically excluding amounts owed by Company as lessee under leases that have been recorded as capital leases in accordance with GAAP).

“Debt Certificate” has the meaning specified in Section 2.6.

“Dispute Notice” has the meaning specified in Section 2.4.3.

“Distributable Funds” has the meaning specified in Section7.13(b).

“Dissenting Shares” has the meaning specified in Section 2.8.

“Dissenting Stockholder” has the meaning specified in Section 2.8.

“DGCL” means the Delaware General Corporation Law.

“Effective Date” has the meaning specified in Section 1.1.

“Effective Time” has the meaning specified in Section 1.1.

“Encumbrances” has the meaning specified in Section 3.1.9(d).

“Environmental Law” means all applicable foreign, domestic, federal, state, local, or other laws, regulations, ordinances, or other binding requirements of Governmental Entities, all applicable orders, judgments, or binding determinations of administrative or judicial authorities, and any required permit, license, or other authorization, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material.

“Environmental Permit” means any environmental approval, permit, license, clearance or consent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Company is treated as a single employer under ERISA Section 4001(a)(14) or Code Section 414(b), (c) or (m) or (o).

“Escrow Agent” has the meaning specified in Section 2.3.

“Escrow Agreement” has the meaning specified in Section 2.3.

“Escrow Amount” has the meaning specified in Section 2.3.

“Escrow Carve Out Plan Amount” has the meaning specified in Section 2.5.

“Escrow Fund” has the meaning specified in Section 2.3.

“Escrow Period” has the meaning specified in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Representations” has the meaning specified in Section 6.5.

“Financial Statements” has the meaning specified in Section 3.1.5.

“First Contingent Carve Out Plan Amount” has the meaning specified in Section 2.5.

“First Contingent Merger Consideration” has the meaning specified in Section 2.1.

“First Contingent Merger Consideration Condition” has the meaning specified in Section 2.4.1.

“Fraud” means any act, statement, representation or omission that constitutes actual fraud, as defined in California Civil Code §1572, including California common law (other than common law that has been superseded or overruled) interpreting the elements of such actual fraud set forth in said §1572 (which, for the avoidance of doubt, includes the elements of knowledge or recklessness as to the falsity of the representation in question and intent to deceive or to induce reliance), and as established by the standard of proof applicable to such actual fraud.

“GAAP” means United States generally accepted accounting principles.

“Governmental Consent” means any consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any Governmental Entity.

“Governmental Entity” means a court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, provincial or local, or domestic or foreign.

“Government Contract” means all legally binding contractual agreements, commitments, undertakings, or arrangements of any kind with a government agency, government prime contractor, or higher-tier government subcontractor to which the respective Company is a party as of the date of this Agreement, including any indefinite delivery/indefinite quantity contracts, grants, firm-fixed-price contracts, schedule contracts, blanket purchase agreements, or task or delivery orders, but excluding any contracts on Company’s standard form(s) of customer agreement for the Company Products.

“Guardian products/services” means Company’s products and services for protecting publishers and authors from book piracy losses and enterprises from unauthorized distribution of their publications.

“Harmful Code” means any program routine, device, virus, worm, “trojan horse,” “back door,” “trap door,” or other disabling code, program or feature, not documented in the Company Products’ technical documentation, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software or Company Product.

“Hazardous Material” means any substance that any Governmental Entity, in accordance with applicable foreign, federal, state, or local law, has designated to be radioactive, toxic, hazardous, or otherwise a danger to health or the environment, including PCBs, friable asbestos, petroleum, urea-formaldehyde, and all substances listed as hazardous substances in accordance with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste in accordance with the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated in accordance with said laws, but excluding office and janitorial supplies lawfully used or stored for their intended purposes.

“Hazardous Materials Activities” means transporting, storing, using, manufacturing, disposing of, releasing or exposing employees or others to Hazardous Materials.

“Holder Escrow Amount” has the meaning specified in Section 2.1.

“Indemnifiable Amounts” means any losses, damages, Liabilities, obligations, claims, judgments, orders, settlements, writs, injunctions, decrees, fines, penalties, Taxes, costs, and expenses (including reasonable legal and accounting fees and expenses). For the avoidance of doubt, Indemnifiable Amounts shall not include punitive damages of any kind unless awarded in connection with a Third Party Claim.

“Indemnified Persons” means collectively Parent and Surviving Corporation.

“Infringed” has the meaning specified in Section 3.1.19(d).

“In-Licenses” has the meaning specified in Section 3.1.19(g).

“Intellectual Property Rights” means any and all of the following and all corresponding rights which may exist or be created under the laws of any jurisdiction: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents and industrial designs, patent and industrial design applications, and patent disclosures, together with all extensions, continuations, divisionals, continuations-in-part, or reissues or reexaminations in connection therewith; (b) all trademarks, service marks, trade names, service names, logos, slogans, brand names and trade dress rights and other indicia of source, and all applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all Internet domain names, URLs and websites; (d) all works of authorship (whether or not copyrightable), copyrights, mask work rights, database rights and moral rights, and all applications, registrations and renewals in connection therewith; (e) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, data, algorithms, architectures, layouts, product specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all Software; and (g) all other proprietary and industrial property rights.

“Interim Balance Sheet Date” has the meaning specified in Section 3.1.5.

“IP Contracts” has the meaning specified in Section 3.1.19(f).

“Knowledge of” or other derivations of “Know” with respect to a party means the knowledge of the Chief Executive Officer and the direct reports of the Chief Executive Officer of such party, assuming the exercise of reasonable inquiry and investigation by such persons or by Representatives on their behalf. For the avoidance of doubt, references to Knowledge of the Company in Section 3.1.19 (Intellectual Property) shall, where reasonable and appropriate, require inquiry of the developers and/or inventors within the Company that are most likely to have knowledge regarding the matters described therein.

“Letter of Transmittal” has the meaning specified in Section 2.11.1.

“Liabilities” means collectively any and all liabilities, obligations, or contingencies (whether absolute, accrued, asserted or otherwise).

“Material Contracts” has the meaning specified in Section 3.1.16(a).

“Merger” has the meaning specified in Section 1.1.

“Merger Consideration” has the meaning specified in Section 2.1.

“Merger Consideration Spreadsheet” has the meaning specified in Section 2.11.5.

“Moral Rights” means all rights of attribution, integrity, paternity, disclosure and withdrawal, rights under the Visual Rights Act of 1900, rights of attribution and integrity under the Berne Convention for the Protection of Literary and Artistic Works, similar federal or state laws, similar laws of any other foreign or domestic governmental entity, and all other rights throughout the world that may be referred to as “artist’s rights” or “moral rights”.

“OEM” means original equipment manufacturer.

“Open Source Software” means: (a) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, linked with, derived from, based upon or distributed with such Software: (i) be disclosed, licensed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, and/or (iii) be redistributable at no charge, and (b) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (q) the GNU General Public License (GPL), (r) the GNU Lesser General Public License (LGPL), (s) the Artistic License (e.g., PERL), (t) the Mozilla Public License, (u) the Eclipse Public License, (v) the Netscape Public License, (w) the Sun Community Source License (SCSL), (x) the Sun Industry Source License (SISL), (y) the Apache Software License, and (z) the BSD License.

“Out-Licenses” has the meaning specified in Section 3.1.19(f).

“Parachute Payments” has the meaning specified in Section 4.1(f).

“Parachute Payment Waiver Agreement” means a Parachute Payment Waiver Agreement that is substantially in the form attached hereto as Exhibit 5.2.1 and entered into and effective prior to the Company soliciting shareholder approval in accordance with Section 4.1(f).

“Parent” has the meaning specified in the introductory paragraph hereof.

“Parent 2012 Audited Financials” has the meaning specified in Section 2.4.1.

“Parent 2013 Audited Financials” has the meaning specified in Section 2.4.2.

“Parent Common Stock” means common stock, par value $0.0001 per share, of Parent.

“Parent Material Adverse Effect” means any event, change or effect (i) that is or is reasonably likely to be materially adverse to the financial condition, business, assets, or results of operations of Parent, except to the extent resulting from (A) changes in general economic conditions, (B) changes affecting Parent’s industry generally, (C) acts of war or terrorism or earthquake or other natural disasters or acts of God, (D) any changes in Applicable Law, GAAP or accounting principles, or (E) any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement (provided that in the case of clauses (A), (B), (C), and (D), such event, change, or effect does not affect Parent in a substantially disproportionate manner), or (ii) that would materially impair the ability of Parent to complete the Transactions.

“Participants” has the meaning specified in Section 2.5.

“Participation Percentage” means, with respect to a Company Holder, the percentage corresponding to the fraction: (i) having a numerator equal to the aggregate amount of Merger Consideration actually received by such Company Holder; and (ii) having a denominator equal to the aggregate amount of Merger Consideration actually received by all Company Holders.

“Permitted Liens” means (i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) assessments and statutory liens for current Taxes not yet due and payable, (iii) non-exclusive licenses of Company Intellectual Property, and (iv) other security interests, liens or similar encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the use of such assets.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, organization, or other entity.

“Plan” means any employee benefit or compensatory plan, program, policy, practice, contract, agreement, fund or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, funded or unfunded or domestic or foreign, (i) sponsored, maintained or contributed to by Company or any ERISA Affiliate or to which Company or any ERISA Affiliate is a party, (ii) covering or benefiting any current or former employee, agent, director or independent contractor of Company or any ERISA Affiliate (or any dependent or beneficiary of any such individual), or (iii) with respect to which Company or any ERISA Affiliate has (or could have) any obligation or liability.

“Pre-Closing Tax Period” means, with respect to the Company, any Tax period ending on or prior to the Closing Date and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preferred Stock” means the Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series A-1 Stock of the Company.

“Registered Intellectual Property” means all Intellectual Property Rights that are registered or issued or filed or applied for under the authority of any Governmental Entity or registration body, including all patents, patent applications, copyright registrations and applications for registration, trademark registrations and applications for registration, and Internet domain name registrations.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, in each case, whether voluntary or involuntary.

“Representatives” means collectively the respective party’s officers, directors, agents, employees and Affiliates, and any investment banker, financial advisor, attorney, accountant, or other advisor, agent and representative.

“Returns” means any and all returns, reports, declarations, claims for refund, information returns, statements, and similar documents required to be filed with respect to any Tax (including any attachments thereto and any amendments thereof).

“Second Contingent Carve Out Plan Amount” has the meaning specified in Section 2.4.

“Second Contingent Merger Consideration” has the meaning specified in Section 2.1.

“Second Contingent Merger Consideration Condition” has the meaning specified in Section 2.4.2.

“Series A Aggregate Preference” means the product obtained by multiplying the total number of outstanding shares of Series A Stock by the Series A Per Share Preference.

“Series A Allocation Percentage” means the quotient obtained by dividing the Series A Aggregate Preference by the Total Preference.

“Series A Per Share Preference” means $0.5375.

“Series A Stock” has the meaning specified in Section 2.2.3(b).

“Series A-1 Aggregate Preference” means the product obtained by multiplying the total number of outstanding shares of Series A-1 Stock by the Series A-1 Per Share Preference.

“Series A-1 Allocation Percentage” means the quotient obtained by dividing the Series A-1 Aggregate Preference by the Total Preference.

“Series A-1 Per Share Preference” means $0.1076.

“Series A-1 Stock” has the meaning specified in Section 2.2.3(f).

“Series B Aggregate Preference” means the product obtained by multiplying the total number of outstanding shares of Series B Stock by the Series B Per Share Preference.

“Series B Allocation Percentage” means the quotient obtained by dividing the Series B Aggregate Preference by the Total Preference.

“Series B Per Share Preference” means $1.00.

“Series B Stock” has the meaning specified in Section 2.2.3(c).

“Series C Aggregate Preference” means the product obtained by multiplying the total number of outstanding shares of Series C Stock by the Series C Per Share Preference.

“Series C Allocation Percentage” means the quotient obtained by dividing the Series C Aggregate Preference by the Total Preference.

“Series C Per Share Preference” means $1.67105.

“Series C Stock” has the meaning specified in Section 2.2.3(d).

“Series D Aggregate Preference” means the product obtained by multiplying the total number of outstanding shares of Series D Stock by the Series D Per Share Preference.

“Series D Allocation Percentage” means the quotient obtained by dividing the Series D Aggregate Preference by the Total Preference.

“Series D Per Share Preference” means $0.0694.

“Series D Stock” has the meaning specified in Section 2.2.3(e).

“Significant Customer” means any customer who, in the twenty-four (24) month period ending on the Interim Balance Sheet Date, was one of the ten (10) largest sources of revenue recognized under GAAP by Company for such period.

“Significant Supplier” means any supplier who, in the twenty-four (24) month period ending on the Interim Balance Sheet Date, was (A) one of the ten (10) largest suppliers of Technology, products, or services to Company, based on amounts paid or payable, or (B) is the sole or a principal source of any other material Technology, products or services used by Company in connection with the development, manufacture or assembly of Technology of Company or Company Products.

“Software” means any and all (a) computer programs, operating systems, applications systems, interfaces, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, rules, definitions, models and methodologies derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, whether in machine-readable form or otherwise and irrespective of the programming language, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, (b) databases and compilations, including any and all data and collections of data whether machine readable or otherwise, (c) diagrams, descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all documentation, including user documentation, user manuals and training materials relating to any of the foregoing.

“Stockholders’ Representative” has the meaning specified in the introductory paragraph hereof.

“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Sub” has the meaning specified in the introductory paragraph hereof.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any entity or entities of which such Person directly or indirectly owns an amount of the voting securities or other voting ownership interests sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interest, 50% or more of the equity interests thereof).

“Surviving Corporation” has the meaning specified in Section 1.3.

“Taxes” means (i) any and all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, and other similar assessments or charges of any kind whatsoever in the nature of taxes imposed by any Governmental Entity, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other tax withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, Medicare premiums, workers’ compensation or disability premiums, employment insurance or compensation premiums, including Federal Unemployment Tax Act (FUTA) premiums, commuter or transportation taxes, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, together with all interest, penalties, fines, additions to tax, or other amounts imposed with respect to the foregoing, (ii) any Liability for any amounts of the type described in clause (i) as a result of being or ceasing to be a member of any Tax Group (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of other Applicable Law); and (iii) any Liability for any amounts of the type described in clause (i) or (ii) arising under contract, by operation of law, by reason of being a successor or transferee, or otherwise. The term “Tax” means any one of the foregoing Taxes.

“Tax Contest” means any audit, examination, or other administrative or judicial proceeding with respect to any Taxes or Returns of Company.

“Tax Group” means any “affiliated group” of corporations within the meaning of Code Section 1504 (or any similar affiliated, combined, consolidated, or unitary group or arrangement for group relief for state, local, or foreign Tax purposes).

“Technology” means collectively any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, source code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, “look and feel,” application programming interfaces, protocols, formats, documentation, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, products, product specifications, packaging, games, devices know-how, show-how, techniques, formulae, algorithms, routines, works of authorship (whether or not copyrightable), discoveries, concepts, processes, prototypes, test methodologies, test tools, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); and any tangible embodiments of any of the foregoing or of Intellectual Property Rights.

“Third Party Claim” has the meaning specified in Section 6.3.1.

“Third Party Intellectual Property” means all Intellectual Property Rights owned by third parties, including the Third Party Software, that are either (a) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product or (b) otherwise used by the Company in the conduct of its business.

“Third Party Software” has the meaning set forth in Section 3.1.19(g).

“Threshold Amount” has the meaning specified in Section 6.6(a).

“Total Preference” means the sum of the Series A Aggregate Preference, Series B Aggregate Preference, Series C Aggregate Preference, Series D Aggregate Preference, and Series A-1 Aggregate Preference.

“Transactions” means the transactions contemplated by this Agreement.

“Violation” means a violation or default (with or without notice or lapse of time, or both) or other circumstance giving rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit, or the creation of an Encumbrance (other than Permitted Liens) on Company’s assets.

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IN WITNESS WHEREOF, Parent, Sub, Company and the Stockholders’ Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

DIGIMARC CORPORATION

By	/s/ Bruce L. Davis
Bruce L. Davis
Its:	Chairman and Chief Executive Officer

DA SUB INC.

By	/s/ Robert Chamness
Robert Chamness
Its:	Secretary

ATTRIBUTOR CORPORATION

By	/s/ Matt Robinson
Matt Robinson
Its:	Chief Executive Officer

FORTIS ADVISORS LLC, as the STOCKHOLDERS’ REPRESENTATIVE

By	/s/ Ryan Simkin
Ryan Simkin
Its:	Managing Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER